UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

WESCO INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

2022 PROXY STATEMENT

and Notice of Annual Meeting of Stockholders

WESCO INTERNATIONAL, INC. 225 West Station Square Drive, Suite 700 Pittsburgh, Pennsylvania 15219-1122

Notice of 2022 Annual Meeting of Stockholders

When:	Thursday, May 26, 2022 at 2:00 p.m., E.D.T.
Where:

This year’s Annual Meeting of Stockholders will be conducted exclusively as a virtual meeting via live audio webcast. You are invited to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/WCC2022, where you will be able to listen to the meeting live, submit questions and vote online.

To join the meeting, you will need the 16-digit control number received with your Notice Regarding the Availability of Proxy Materials (‘‘Notice’’). When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 1:45 p.m., E.D.T., on Thursday, May 26, 2022.

Record Date:	March 30, 2022

Dear Fellow Stockholders:

Wesco’s performance in 2021 was exceptional and laid the foundation for the extraordinary value creation opportunity that lies before us. We achieved record sales and profitability last year, significantly growing above pre-pandemic levels, and delivered a 68% stock price return to our stockholders. Since closing the transformational acquisition of Anixter in mid-2020, our team has executed a complex integration plan with speed, agility and excellence. At the same time, we have designed and launched an important commitment to digitally transform our business to propel our growth for the next decade and beyond. Wesco’s scale, expanded portfolio and industry-leading positions, when combined with the integration plan and digital transformation, represent our catalysts for continued market outperformance and lasting value creation for all of our stakeholders.

I am pleased to invite you to attend our 2022 Annual Meeting of Stockholders. It will be held via live audio webcast on May 26, 2022. Details regarding the items of business to be conducted at the Annual Meeting are described in the accompanying Proxy Statement:

1.	Elect nine Directors for a one-year term expiring in 2023.

2.	Approve, on an advisory basis, the compensation of the Company’s named executive officers.

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022.

4.	Transact any other business properly brought before the Annual Meeting.

Voting can be completed in one of four ways:

returning the proxy card by mail	refer to the phone number on your voting card	online at www.proxyvote.com	online during the open poll section of the meeting

We are sending a Notice Regarding the Availability of Proxy Materials to you on or about April 12, 2022. Stockholders of record at the close of business on March 30, 2022 will be entitled to vote at our Annual Meeting or any adjournments or postponements of the meeting. You have a choice of voting online during the open poll section of the meeting, over the Internet, by telephone, or by requesting a paper copy of the proxy materials and a proxy card and then executing and returning the proxy card. In order to assure a quorum, please vote over the Internet or by telephone, or request a paper copy of a proxy card and then complete, sign, date and return the proxy card in the postage-paid envelope provided, whether or not you plan to attend the meeting.

Thank you for your ongoing support of Wesco.

By order of the Board of Directors,

John J. Engel

Chairman, President and Chief Executive Officer

Proxy Statement Table of Contents

Wesco 2022 Proxy Statement	Internet Access to this Proxy Statement	1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 26, 2022

The 2022 Proxy Statement and 2021 Annual Report of WESCO International, Inc. (“Wesco” or the “Company”) are available to review at: www.proxydocs.com/wcc. A copy of our Annual Report on Form 10-K is available upon request, without charge. Any request should be directed to our Corporate Secretary at the Company’s headquarters office at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219-1122.

Questions and Answers

1.	What is a proxy or proxy statement?

The Board is soliciting your proxy to vote at the Annual Meeting. A proxy is your legal designation of another person to vote the stock you own – that person is sometimes called “your proxy.” A proxy statement is a document that Securities and Exchange Commission (“SEC”) regulations require us to provide to you when we ask you to sign a proxy designating someone to vote on your behalf.

2.	Why did I receive a Notice Regarding the Availability of Proxy Materials? What is included in the proxy materials?

We are pleased to continue to take advantage of the SEC “Notice and Access” rule, which permits companies to furnish proxy materials to stockholders over the Internet. A Notice Regarding the Availability of Proxy Materials (a “Notice”) contains instructions on how to access the proxy materials online, describes the matters to be considered at our Annual Meeting, and provides instructions on how to vote your shares. By furnishing a Notice and Access to our proxy materials through the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting. We encourage you to sign up for direct email notice of the availability of future proxy materials by submitting your email address when you vote your proxy via the Internet.

The proxy materials for the Annual Meeting include the Notice of Annual Meeting of Stockholders, this Proxy Statement, and our Annual Report on Form 10-K. If you receive a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form. Proxy materials are first being made available to stockholders on April 12, 2022.

3.	What does it mean if I receive more than one Notice?

If your shares are registered differently and are in more than one account (for example, some shares may be registered directly in your name and some may be held in the Company’s 401(k) Retirement Savings Plan), you may receive more than one Notice from the Company or, if your shares are beneficially owned (also known as held in “street name”), from your broker, bank or other nominee. Please carefully follow the instructions on each Notice you receive and vote all of the proxy requests to ensure that all your shares are voted.

4.	What is the record date?

The Board established March 30, 2022 as the record date. If you held shares of the Company’s Common Stock at the close of business on March 30, 2022, you may vote at the Annual Meeting. On that date, there were 50,709,704 shares of our Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter presented for consideration and action at the Annual Meeting.

5.	How do I attend the Annual Meeting?

Our Annual Meeting will be exclusively conducted via live audio webcast. We are excited to leverage technology to expand stockholder access and allow for stockholders to participate from any location around the world, save Wesco and its stockholders time and money, and ensure the safety of our participants during the current global pandemic. We have designed the virtual meeting with the aim of providing all stockholders the same rights and opportunities to participate as they would have at an in-person meeting. In addition to online attendance, our meeting format provides stockholders with the opportunity to hear all portions of the official meeting, submit written questions, and vote online during the open poll section of the meeting.

Wesco 2022 Proxy Statement	Questions and Answers	2

You may attend the meeting webcast by visiting www.virtualshareholdermeeting.com/WCC2022. You will need the 16-digit control number received with your Notice Regarding the Availability of Proxy Materials. If a bank, brokerage firm, or other nominee holds your shares, you should contact that organization for additional information. Rules of conduct for our Annual Meeting will be available once you access the meeting webcast.

The meeting is scheduled to begin at 2:00 pm E.D.T. on May 26, 2022, and online check-in is scheduled to begin at 1:45 p.m. E.D.T. We encourage you to access the meeting platform prior to the meeting start time. The virtual meeting platform is supported across most internet browsers and devices (such as desktops, laptops, tablets, and cell phones) running the most up-to-date version of applicable software and plug-ins. Participants should ensure that they have a sufficient internet connection wherever they intend to participate in the meeting. If you encounter any technical difficulties when accessing or using the virtual meeting website, please call the technical support number that will be posted on the meeting website login page.

6.	How can I ask questions during the Annual Meeting?

The virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board of Directors or management. To submit a question, you must login to the meeting platform using your control number, click on the “Q&A” tab, type the question into the “Submit a question” field, and click “Submit.” During the Annual Meeting, we will answer questions submitted that are relevant to the business of the Annual Meeting as time permits and in accordance with our meeting rules and procedures. In the interest of addressing as many stockholder questions as possible in the time allotted, stockholders will generally be limited to one question per proposal and questions that are substantially similar may be grouped and answered once. Questions that are not relevant to the official business of the Annual Meeting or that include derogatory, offensive, or uncivil language or that are otherwise inappropriate or not suitable for the conduct of the Annual Meeting will not be addressed during the meeting. Responses to any questions appropriately submitted and relevant to the official business of the Annual Meeting that were not answered during the meeting due to time constraints will be posted to our Investor Relations website (https://investors.wesco.com) as soon as practicable after the Annual Meeting.

7.	What are the proposals to be voted on at the Annual Meeting? How many votes are needed to approve each proposal? How do abstentions and broker non-votes affect the voting results?

Proposals		Board’s Recommendation	Voting Requirements

1	Elect 9 Directors named in the Proxy Statement, each for a one-year term expiring at the 2023 Annual Meeting	FOR EACH DIRECTOR NOMINEE	Abstentions and broker non-votes have no effect on the proposal. Approval requires a plurality of votes cast.

2	Approve, on an advisory basis, the compensation of the Company’s named executive officers	FOR	Abstentions have the effect of a vote against the proposal; broker non-votes will have no effect on the proposal. Approval requires a majority of votes represented at the meeting and entitled to vote on the matter.

3	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022	FOR	Abstentions have the effect of a vote against the proposal; brokers may vote in their discretion on the proposal. Approval requires a majority of votes represented at the meeting and entitled to vote on the matter.

Action may be taken at the Annual Meeting with respect to any other business that properly comes before the meeting, and the proxy holders have the right to and will vote in accordance with their judgment on any additional business.

Wesco 2022 Proxy Statement	Questions and Answers	3

8.	How do I cast my vote?

There are four different ways you may cast your vote. You may vote by:

•	Internet, at the address provided on the Notice;

•	telephone, using the toll-free number listed on the Notice;

•

following the instructions on the Notice to request a paper copy of the proxy card and proxy materials and then marking, signing, dating and returning each proxy card by mail in the postage-paid envelope provided; or

•	attending the virtual Annual Meeting and voting your shares online during the open poll section of the meeting at www.virtualshareholdermeeting.com/WCC2022.

The deadline for voting by Internet, telephone, or mail is receipt by 11:59 p.m. E.D.T. on May 25, 2022. If you have any questions or need assistance with voting, please contact our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”) at (888) 750-5834 (for stockholders) or (212) 750-5833 (for banks and brokers).

9.	How do I revoke or change my vote?

If you have returned a proxy via Internet, telephone or mail, you may revoke it at any time before it is voted at the Annual Meeting by:

•	notifying the Corporate Secretary at the Company’s headquarters office in writing that is received before 11:59 p.m. E.D.T. on May 25, 2022;

•	sending another validly executed proxy dated later than your prior proxy either by Internet, telephone or mail that is received before 11:59 p.m. E.D.T. on May 25, 2022; or

•	attending the virtual Annual Meeting and voting online during the open poll section of the meeting.

10.	What is the difference between holding shares as a registered stockholder and a beneficial holder?

If your shares are registered directly in your name with our transfer agent, Computershare, then you are considered a registered stockholder with respect to those shares. If you hold your shares through an intermediary, such as a bank, broker, or other nominee (sometimes referred to as shares held in “street name”), then you are considered the beneficial holder of those shares.

11.	What if I don’t indicate my voting choices?

If you are a registered stockholder and return your signed proxy card but do not mark the boxes showing how you wish to vote on any particular matter, your shares will be voted “FOR” the election of each of the Director nominees named in this Proxy Statement, “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm for the year ending December 31, 2022.

If you are a beneficial holder, then your nominee may only vote on proposals that are considered routine matters. The only routine matter being proposed for stockholder vote at the Annual Meeting is the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022. So, without voting instructions from the beneficial owner of the shares, nominee holders will not have discretionary authority to vote the shares at the Annual Meeting on the election of Directors, or on the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

12.	Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes, and there will be a duly appointed inspector of election who will certify his or her examination of the list of stockholders, the number of shares held and outstanding as of the record date, and the necessary quorum for transaction of the business for this meeting. These persons will count the votes at the Annual Meeting.

Wesco 2022 Proxy Statement	Questions and Answers	4

13.	How many votes must be present to hold the Annual Meeting? What is a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of the shares of the Company’s Common Stock entitled to vote at the Annual Meeting are present either in person or by proxy at the Annual Meeting. Abstentions, broker non-votes and votes withheld from Director nominees count as shares present for purposes of determining a quorum.

14.	How will Wesco solicit votes and who pays for the proxy solicitation?

Wesco pays the cost of preparing our proxy materials and soliciting your vote. We have engaged Innisfree to assist with the solicitation of proxies for an estimated fee of $20,000 plus expenses. Wesco will reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy-soliciting materials to such beneficial owners. Proxies may be solicited on our behalf by our Directors, officers, employees and agents, without additional remuneration, by telephone, electronic or facsimile transmission or in person.

15.	May I elect to receive a paper copy of proxy materials in the future?

Stockholders can elect to receive future Wesco Proxy Statements and Annual Reports via paper copies in the mail.

If you are a registered stockholder, you can choose to receive future Annual Reports and Proxy Statements via paper copy at no charge by writing to WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary. If you are a beneficial holder, follow the information provided by your nominee for instructions on how to elect to receive paper copies of future Proxy Statements and Annual Reports.

If you enroll to receive paper copies of Wesco’s future Annual Reports and Proxy Statements, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel the enrollment.

16.	What is householding?

Stockholders who share the same last name and address will receive one package containing a separate Notice for each individual stockholder at that address. Stockholders who have elected to receive paper copies and who share the same last name and address will receive only one set of our Annual Report on Form 10-K and Proxy Statement, unless such stockholders have notified us that they wish to continue receiving multiple copies. This method of delivery, known as “householding,” will help ensure that stockholder households do not receive multiple copies of the same document and lowers the costs and the environmental impact of our Annual Meeting.

If you are a registered stockholder, you can opt out of the householding practice and receive prompt delivery of a separate copy of the materials by calling Broadridge at 1-866-540-7095. If you would like to opt out of this practice and you are a beneficial holder, please contact your bank or broker.

If you receive multiple copies of proxy materials at your household and would prefer to receive a single copy of these materials, please contact Broadridge at the above telephone number. If you are a beneficial holder, please contact your bank or broker.

Wesco 2022 Proxy Statement	Item 1 — Proposal to Vote for Election of Directors	5

Item 1 — Proposal to Vote for Election of Directors

The following Director Nominees have been nominated for election to our Board for a term expiring at the 2023 Annual Meeting of Stockholders: John J. Engel, Anne M. Cooney, Matthew J. Espe, Bobby J. Griffin, John K. Morgan, Steven A. Raymund, James L. Singleton, Easwaran Sundaram and Laura K. Thompson.

Our Board unanimously recommends a vote “FOR”

each of the Director Nominees.

Board of Directors

The Board is composed of nine directors as of the filing date of this Proxy Statement. The current Director Nominees are to be elected at the Annual Meeting for a one-year term expiring in 2023, subject to earlier retirement, resignation or removal.

The following is the complete list of individuals who comprise our Board of Directors and Board Committees as of March 30, 2022.

Name	Age	Director Since	Audit	Compensation	Executive	Nominating and Governance

John J. Engel	60	2008

Anne M. Cooney	62	2021

Matthew J. Espe	63	2016

Bobby J. Griffin	73	2014

John K. Morgan	67	2008

Steven A. Raymund	66	2006

James L. Singleton(1)	66	1998

Easwaran Sundaram	51	2018

Laura K. Thompson	57	2019

(1)	Lead Director

 Chair

 Member

Wesco 2022 Proxy Statement	Item 1 — Proposal to Vote for Election of Directors	6

Directors

The following information is provided regarding our Directors as of March 30, 2022.

Director Composition

Director Skills, Experience, and Background

The Board regularly reviews the skills, experience, and background that it believes are desirable to be represented on the Board and, in conjunction with the Board’s refreshment process described herein, has evaluated these skills and qualifications to align with the Company’s strategic vision, business and operations. The following is a description of some of these skills, experience and backgrounds, along with the percentage of our Directors that bring such skills and qualifications to the Board.

100%

Strategic Leadership

Experience driving strategic direction and growth of an organization

89%

Industry Background

Knowledge of or experience in one or more of the Company’s specific industries

67%

Financial Acumen and Expertise

Experience or expertise in financial accounting and reporting or the financial management of a major organization

100%

Senior Management Leadership

Experience serving in a senior leadership role of a major organization

56%

CEO Leadership

Experience serving as the Chief Executive Officer of a major organization

100%

Operations Management Expertise

Experience or expertise in managing the operations of a business or major organization

100%

Public Company Board Service

Experience as a board member of another publicly traded company

89%

Corporate Finance and M&A Experience

Experience in corporate lending or borrowing, capital markets transactions, significant mergers or acquisitions, private equity, or investment banking

67%

Technology and Cybersecurity Background or Expertise

Experience or expertise in information technology, information security or the use of digital tools/technologies/ applications to facilitate business objectives

100%

International Experience

Experience doing business internationally

Wesco 2022 Proxy Statement	Item 1 — Proposal to Vote for Election of Directors	7

Board composition is assessed to achieve the appropriate mix of skills and experiences so that the Board, taken as a whole, is well-situated to fulfill the needs of the Company and its stockholders. Also, it is considered particularly beneficial that 100% of Board members have strategic leadership, senior management leadership, and operational expertise, as well as international experience and public company board service.

Our Board proactively seeks diverse Director candidates to provide representation of varied backgrounds, perspectives and experience in the boardroom. When seeking new Director candidates, our Nominating and Governance Committee emphasizes the inclusion of women and racial or ethnic minorities in the candidate pool. Our Board currently consists of 44% women and racially or ethnically diverse Directors, and our goal is to increase this amount to 50% or more. During the past five years, the Board has added three new Directors as part of its refreshment process, each of whom is female or racially or ethnically diverse.

The matrix below describes the self-identified gender and race or ethnicity attributes of our Directors:

Gender

Female		✓							✓

Male	✓		✓	✓	✓	✓	✓	✓

Did Not Disclose

Race or Ethnicity

African American or Black				✓

Asian								✓

White or Caucasian	✓	✓	✓		✓	✓	✓		✓

Did Not Disclose

Wesco 2022 Proxy Statement	Item 1 — Proposal to Vote for Election of Directors	8

Nominee Directors to Serve for A One-Year Term Expiring In 2023

John J. Engel

Chairman, President & Chief Executive Officer

John J. Engel has served as Chairman of the Board of Directors since 2011 and has served as our President and Chief Executive Officer since 2009. Previously, Mr. Engel served as our Senior Vice President and Chief Operating Officer from 2004 to 2009. Before joining Wesco in 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc.; Executive Vice President and Senior Vice President of Perkin Elmer, Inc.; and Vice President and General Manager of Allied Signal, Inc. Mr. Engel also held various engineering, manufacturing and general management positions at General Electric Company. Mr. Engel serves as a director of United States Steel Corporation, is a member of the Business Roundtable and the Business Council and is a member of the Board of Directors of the National Association of Manufacturers.

Qualifications: Among Mr. Engel’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Engel is the Company’s Chairman and Chief Executive Officer, previously served as its Chief Operating Officer and has extensive experience as a senior executive and operating leader in various global industries and a diverse range of businesses. He is experienced in strategic planning, risk oversight and managing complex operational and financial matters.

Age: 60 Director since: 2008 Chairman of the Board Member of: Executive Committee

Anne M. Cooney

Former President, Process Industries & Drives Division, Siemens Industry, Inc.

Anne M. Cooney served as President of the Process Industries and Drives Division of Siemens Industry, Inc., a division of Siemens AG, from October 2014 until her retirement in December 2018. Previously, she held a variety of executive management positions at Siemens after joining the company in 2001, including serving as Chief Operating Officer, Siemens Healthcare Diagnostics, a division of Siemens AG, from 2011 until 2014, and serving as President, Drives Technologies of Siemens Industry, Inc. from 2008 until 2011. Earlier in her career, she also held various leadership roles with increasing responsibility at General Electric Company and served as Vice President, Manufacturing of Aladdin Industries, LLC. Ms. Cooney is a director of The Manitowoc Company, Inc. and Summit Materials, Inc..

Qualifications: Among Ms. Cooney’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Cooney has expertise in managing businesses and operations of complex global organizations, executive leadership experience in the industrial sector, and domain knowledge of electrical and utility end markets.

Age: 62 Director since: 2021 Member of: Audit Committee

Wesco 2022 Proxy Statement	Item 1 — Proposal to Vote for Election of Directors	9

Matthew J. Espe

Operating Partner, Advent International

Matthew J. Espe is an Operating Partner at Advent International, a private equity investment firm, a position he has held since November 2017, and is an Operating Partner at Periphas Capital, a private equity investment firm, a position he has held since February 2018. He currently serves as chairman for two privately-held portfolio companies. From February 2017 to November 2017, he served as the Chief Executive Officer of Radial, Inc., a multinational e-commerce company. Previously, Mr. Espe served as Chief Executive Officer and President of Armstrong World Industries, Inc., a global producer of flooring products and ceiling systems, a position he held from 2010 to March 2016. Previously, Mr. Espe served as Chairman and Chief Executive Officer of Ricoh Americas from 2008 to 2010 and Chairman and Chief Executive Officer of IKON Office Solutions, Inc. from 2002 to 2008. Mr. Espe began his career at General Electric Company, and he was with GE for more than 20 years, most recently as President and Chief Executive Officer of GE Lighting. Mr. Espe is also a member of the Board of Directors of Realogy Holdings Corp., Foundation Building Materials, Inc., and Periphas Capital Partnership Corporation.

Qualifications: Among Mr. Espe’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Espe has considerable experience as a Chief Executive Officer of a Fortune 500 company, and he brings significant management experience and knowledge to the Board of Directors in the areas of finance, accounting, international business operations, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Age: 63 Director since: 2016 Member of: Compensation Committee and Nominating and Governance Committee

Bobby J. Griffin

Former President, International Operations, Ryder System, Inc.

Bobby J. Griffin served as President, International Operations of Ryder System, Inc., a global provider of commercial transportation, logistics, and supply chain management solutions, from 2005 to 2007, at which time he retired. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder System, Inc., including as Executive Vice President, International Operations from 2003 to March 2005 and Executive Vice President, Global Supply Chain Operations from 2001 to 2003. Prior to Ryder System, Inc., Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder System, Inc. in 1986. He also serves as a director of Atlas Air Worldwide Holdings, Inc., Hanesbrands Inc. and United Rentals, Inc.

Qualifications: Among Mr. Griffin’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Griffin has served as a senior executive in multiple industries, has supply chain expertise, has extensive international business experience, and significant experience as a public company board member.

Age: 73 Director since: 2014 Member of: Compensation Committee, Executive Committee, and Nominating and Governance Committee (Chair)

Wesco 2022 Proxy Statement	Item 1 — Proposal to Vote for Election of Directors	10

John K. Morgan

Former Chairman, President and Chief Executive Officer, Zep Inc.

John K. Morgan served as the Chairman, President and Chief Executive Officer of Zep Inc., a specialty chemicals company, from 2007 until his retirement in June 2015. From July 2007 to October 2007, he served as Executive Vice President of Acuity Brands and President and Chief Executive Officer of Acuity Specialty Products, just prior to its spinoff from Acuity Brands, Inc. From 2005 to July 2007, he served as President and Chief Executive Officer of Acuity Brands Lighting. He also served Acuity Brands as President and Chief Development Officer from 2004 to 2005, as Senior Executive Vice President and Chief Operating Officer from 2002 to 2004, and as Executive Vice President from 2001 to 2002. He previously served as a director of LSI Industries Inc.

Qualifications: Among Mr. Morgan’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Morgan has experience as a Chief Executive Officer with broad expertise in senior executive and operating leadership roles, including extensive experience in and knowledge of the industry in which the Company operates.

Age: 67 Director since: 2008 Member of: Compensation Committee (Chair) and Executive Committee

Steven A. Raymund

Former Chairman and Chief Executive Officer, Tech Data Corporation

Steven A. Raymund began his employment with Tech Data Corporation, a distributor of information technology products, in 1981. From 1986 until his retirement in 2006, he served as its Chief Executive Officer, and from 1991 to June 2017, he served as its Chairman of the Board of Directors. Mr. Raymund also serves as a director of Jabil, Inc. and as a member of the Board of Trustees of All Children’s Hospital, Inc. and the Board of Trustees of the University of Oregon Foundation.

Qualifications: Among Mr. Raymund’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Raymund has considerable experience as a Chief Executive Officer of a Fortune 500 company in a global distribution business, has supply chain expertise, has broad experience as a public company board member in various industries, and is an audit committee financial expert.

Age: 66 Director since: 2006 Member of: Audit Committee (Chair) and Executive Committee

Wesco 2022 Proxy Statement	Item 1 — Proposal to Vote for Election of Directors	11

James L. Singleton

Chairman and Chief Executive Officer, Cürex Group Holdings, LLC

James L. Singleton is Chairman and Chief Executive Officer of Cürex Group Holdings, LLC, an institutional foreign exchange execution services and data analytics provider, and has held that position since May 2014. From 2010 to May 2014, he served as the Vice Chairman of Cürex Group Holdings, LLC. From 1994 to 2005, he served as the President of The Cypress Group LLC, a private equity firm of which he was a co-founder. Prior to founding Cypress, he served as a Managing Director in the Merchant Banking Group at Lehman Brothers. In addition, Mr. Singleton previously served as a director of ClubCorp, Inc., Danka Business Systems PLC and William Scotsman International, Inc.

Qualifications: Among Mr. Singleton’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Singleton is a Chief Executive Officer and has extensive expertise in the capital markets, mergers and acquisitions, and knowledge of the Company, its industry, business and history.

Age: 66 Director since: 1998 Lead Director Member of: Compensation Committee, Executive Committee (Chair), and Nominating and Governance Committee

Easwaran Sundaram

Operating Executive, Tailwind Capital

Easwaran Sundaram serves as an Operating Executive at Tailwind Capital, a mid-market private equity firm focused on industrial and technology portfolios. He served as the Executive Vice President and Chief Digital & Technology Officer of JetBlue Airways Corporation from 2012 until his retirement in February 2021 and was a founding member and oversight officer of JetBlue Technology Ventures, a wholly owned subsidiary of JetBlue Airways that incubates, invests in and partners with early stage startups. Previously, he was Senior Vice President of Global Supply Chain and Chief Information Officer at Pall Corporation and served in a senior supply chain management role at PSS World Medical – McKesson Corporation. Mr. Sundaram serves as a director of SolarWinds Corporation.

Qualifications: Among Mr. Sundaram’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors are his leadership experience as a technology executive of a Fortune 500 company and his expertise in digital tools and applications, cybersecurity and global supply chain management.

Age: 51 Director since: 2018 Member of: Audit Committee

Wesco 2022 Proxy Statement	Item 1 — Proposal to Vote for Election of Directors	12

Laura K. Thompson

Former Executive Vice President and Chief Financial Officer, The Goodyear Tire & Rubber Company

Laura K. Thompson served as Executive Vice President of The Goodyear Tire & Rubber Company until her retirement in March 2019, and from 2013 to 2018 she served as Executive Vice President and Chief Financial Officer. She has over 35 years of international business and finance experience, including as Vice President of Business Development and Vice President of Finance and Director of Investor Relations. Ms. Thompson is also a director of Parker Hannifin Corporation and Titan International, Inc.

Qualifications: Among Ms. Thompson’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors are her financial expertise and her global executive leadership experience in finance, operations and business development at a Fortune 200 company. In addition, Ms. Thompson is an audit committee financial expert.

Age: 57 Director since: 2019 Member of: Audit Committee

Wesco 2022 Proxy Statement	Executive Officers	13

Executive Officers

Our executive officers and their respective ages and positions as of March 30, 2022, are set forth below.

Name	Age	Position

John J. Engel	60	Chairman, President and Chief Executive Officer

James F. Cameron	56	Executive Vice President and General Manager, Utility and Broadband Solutions (UBS)

Theodore A. Dosch	62	Executive Vice President, Strategy and Chief Transformation Officer

William C. Geary, II	51	Executive Vice President and General Manager, Communications & Security Solutions (CSS)

Akash Khurana	48	Executive Vice President and Chief Information and Digital Officer

Diane E. Lazzaris	55	Executive Vice President, General Counsel and Corporate Secretary

Hemant Porwal	48	Executive Vice President, Supply Chain and Operations

David S. Schulz	56	Executive Vice President and Chief Financial Officer

Nelson J. Squires III	60	Executive Vice President and General Manager, Electrical and Electronics Solutions (EES)

Christine A. Wolf	61	Executive Vice President and Chief Human Resources Officer

John J. Engel has served as Chairman of the Board of Directors since May 2011 and as our President and Chief Executive Officer since 2009. Previously, Mr. Engel served as our Senior Vice President and Chief Operating Officer from 2004 to 2009. Before joining Wesco in 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc., Executive Vice President and Senior Vice President of Perkin Elmer, Inc., Vice President and General Manager of Allied Signal, Inc., and also held various engineering, manufacturing and general management positions at General Electric Company.

James F. Cameron has served as our Executive Vice President and General Manager of the Utility and Broadband Solutions (UBS) strategic business unit since June 2020. From January 2014 to June 2020 he was Vice President and General Manager of the Utility and Broadband Group, and from 2011 to 2013 he was Regional Vice President of our Utility business. Prior to joining Wesco in 2011, Mr. Cameron served as Senior Vice President of the Utility Group, and Vice President of Marketing & Operations with Irby, a Sonepar Company. Earlier in his career, Mr. Cameron held various positions with Hubbell Power Systems, Thomas & Betts and ABB.

Theodore A. Dosch has served as our Executive Vice President, Strategy and Chief Transformation Officer since June 2020. Prior to the Anixter acquisition in 2020, Mr. Dosch served as the Executive Vice President – Finance and Chief Financial Officer of Anixter International Inc. from July 2011 to June 2020 after serving as its Senior Vice President – Global Finance from January 2009 to July 2011. Previously, Mr. Dosch served as CFO – North America and Vice President – Maytag Integration at Whirlpool Corporation from 2006 to 2008; and held a variety of financial related roles at Whirlpool since 1986.

William C. Geary, II has served as our Executive Vice President and General Manager of the Communications & Security Solutions (CSS) strategic business unit since June 2020. Prior to the Anixter acquisition in 2020, Mr. Geary served as Executive Vice President – Network & Security Solutions of Anixter International Inc. from July 2017 to June 2020 and Senior Vice President – Global Markets – Network & Security Solutions from January 2017 to June 2017. Previously, Mr. Geary held a variety of senior management roles at Accu-Tech Corporation, a wholly-owned subsidiary of Anixter.

Akash Khurana has served as our Executive Vice President and Chief Information and Digital Officer since joining the Company in November 2020. Before joining Wesco, Mr. Khurana served as Chief Information Officer and Chief Data Officer of Global information of McDermott International, Ltd. from March 2015 to November 2020. Previously, he served as Senior Director of Global Product Lines and Regional P&Ls at Baker Hughes and held a variety of leadership roles at GE Healthcare and Power & Water Divisions.

Diane E. Lazzaris has served as our Executive Vice President and General Counsel since June 2020 and also as Corporate Secretary since February 2021. From 2014 to June 2020 she served as Senior Vice President and General Counsel, and from 2010 to December 2013 she served as our Vice President, Legal Affairs. From 2008 to 2010, Ms. Lazzaris served as Senior Vice President – Legal, General Counsel and Corporate Secretary of Dick’s Sporting Goods, Inc. From 1994 to 2008, she held various corporate counsel positions at Alcoa Inc., including Group Counsel to a group of global businesses.

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Hemant Porwal has served as our Executive Vice President, Supply Chain and Operations division since June 2020, and from January 2015 to June 2020 as Vice President of Global Supply Chain and Operations. Before joining Wesco, Mr. Porwal served as Vice President at Sears Holding Corporation, leading their global procurement function since 2011, and at PepsiCo where he held roles with increasing responsibility in Operations, Supply Chain, Procurement and Finance.

David S. Schulz has served as our Executive Vice President and Chief Financial Officer since June 2020, and from October 2016 to June 2020, he served as Senior Vice President and Chief Financial Officer. Prior to joining Wesco, Mr. Schulz served as Senior Vice President and Chief Operating Officer of Armstrong Flooring, Inc. from April 2016 to October 2016 and from November 2013 to March 2016, he served as Senior Vice President and Chief Financial Officer of Armstrong World Industries, Inc. and as Vice President, Finance of the Armstrong Building Products division from 2011 to November 2013. Prior to joining Armstrong World Industries in 2011, he held various financial leadership roles with Procter & Gamble and The J.M. Smucker Company. Mr. Schulz began his career as an officer in the United States Marine Corps.

Nelson J. Squires III has served as our Executive Vice President and General Manager of the Electrical and Electronics Solutions (EES) strategic business unit since June 2020, and from October 2019 to June 2020 he served as our Senior Vice President and Chief Operating Officer. From January 2018 to September 2019 he served as Group Vice President and General Manager of Wesco Canada/International/WIS and as Group Vice President and General Manager of Wesco Canada from August 2015 to January 2018. From 2010 to July 2015, he was Vice President and General Manager, North America Merchant Gases and President, Air Products Canada of Air Products and Chemicals, Inc. He has also served in regional and general management positions, as director of investor relations, and in various sales positions at Air Products. Earlier in his career, he was a captain in the United States Army.

Christine A. Wolf has served as our Executive Vice President and Chief Human Resources Officer since June 2020, and from June 2018 to June 2020 as Senior Vice President and Chief Human Resources Officer. Before joining Wesco from 2011 to June 2018, Ms. Wolf served as the Chief Human Resources Officer of Orbital ATK, Inc. until its acquisition by Northrop Grumman. From 2008 to 2011, she served as the Chief Human Resources Officer of Fannie Mae and from 2004 to 2008 she served as Chief Human Resources Officer of E*Trade Financial Corporation. Prior to that, she held various positions in human resources with companies in a variety of industries.

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Corporate Governance

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines in conformity with the New York Stock Exchange (NYSE) listed company standards to provide a framework to assist members of our Board in fully understanding and effectively implementing their responsibilities while assuring our on-going commitment to high standards of corporate conduct and compliance.

We have adopted a Code of Business Ethics and Conduct and a Global Anti-Corruption Policy which apply to our Board of Directors and all of our employees and cover all areas of professional conduct, including customer relations, conflicts of interest, insider trading, financial disclosure, and compliance with applicable laws and regulations.

We also have adopted a Senior Financial Executive Code of Principles for Senior Executives, referred to as the Senior Financial Executive Code, which applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. We disclose future amendments to, or waivers from, the Senior Financial Executive Code on the corporate governance section of our website within four business days of any amendment or waiver.

You may access our Corporate Governance Guidelines, Committee Charters, Code of Business Ethics and Conduct, Global Anti-Corruption Policy, Senior Financial Executive Code, Independence Policy, and related documents on our website at https://investors.wesco.com/corporate-governance/guidelines-charters-and-policies/default.aspx.

Director Independence

Our Board has adopted independence standards that meet or exceed the independence standards of the NYSE, including the enhanced independence requirements for audit and compensation committee members. In addition, as part of our independence standards, our Board has adopted categorical standards to assist it in evaluating the independence of each of its Directors. The categorical standards are intended to assist our Board in determining whether or not certain direct or indirect relationships between its Directors and our Company or its subsidiaries are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which any relationship is deemed to be material.

In February 2022, the independence of each Director was reviewed, applying applicable independence standards. The review considered relationships and transactions between each Director and his or her immediate family and affiliates and our management and our independent registered public accounting firm. Based on this review, our Board affirmatively determined that the following Directors are independent: Messrs. Espe, Griffin, Morgan, Raymund, Singleton and Sundaram and Messes. Cooney and Thompson.

Director Qualifications and Diversity

Our Nominating and Governance Committee reviews with the Board at least annually the qualifications of new and existing Board members, considering the level of independence of individual members, together with such other factors, including overall skills and experience. Each Director’s particular and specific experience, qualifications, attributes or skills which support his or her position as a Director on our Board are identified on pages 6 to 12.

The Nominating and Governance Committee considers various factors in determining whether to recommend a candidate for nomination as a Director, including an individual’s aptitude for independent analysis, level of integrity, personal and professional ethics, soundness of business judgment, relevant experience, and ability and willingness to commit sufficient time to Board activities. The Nominating and Governance Committee consults with the Board to determine the most appropriate combination of characteristics, skills and experiences for the Board as a whole with the objective of having a Board whose members have diverse backgrounds and experiences and sufficient domain knowledge of the Company’s end markets and distribution industry. The Nominating and Governance Committee considers candidates diverse in gender, ethnic background, geographic origin, age and professional experience and evaluates each individual in the context of the individual’s potential contribution to the Board as a whole to best promote the success of the Company’s business, represent stockholder interests through the exercise of sound judgment, and allow the Board to benefit from the group’s diversity of background, experience and thought. The Board values inclusion and diversity, and as of March 30, 2022, 44% of our Directors were diverse in terms of gender or ethnicity.

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The Nominating and Governance Committee also reviews the characteristics of incumbent Board members and prospective Board members to ensure that the Board, as a whole, possesses the experience, expertise and competencies that are relevant or desirable. The Nominating and Governance Committee uses a skills matrix to assess the overall composition of the Board, including such characteristics as CEO experience, strategy and operational expertise, financial expertise, capital markets expertise, sales and marketing expertise, supply chain and industry experience, mergers and acquisitions experience, international experience, and technology and cybersecurity experience, among others. These processes are designed to ensure a high-functioning and well-composed Board of independent and capable Directors with relevant experience.

The Nominating and Governance Committee may also target prospective candidates for Board membership based on their attributes compared to current Board members to achieve a strong overall Board composition. The Nominating and Governance Committee applies the same criteria to all candidates that it considers, including any candidates submitted by stockholders.

Board Refreshment, Tenure and Diversity

The Board is committed to ongoing Board refreshment. The Board considers a balanced Board in terms of overall average Director tenure, comprising newer Directors as well as those who have longer experience with the Company, to benefit the Company and its stockholders by providing fresh perspectives, experience and stability. During the past five years, the Board has recruited three new Directors as part of its refreshment process. Currently, 37.5% of our independent Directors have a tenure of five years or less. In order to develop a balanced Board, we have a robust Director recruitment process that includes utilizing the assistance of a nationally recognized recruiting firm to identify and recruit potential candidates for our Board of Directors based on attributes outlined on a skills matrix that was developed by the Nominating and Governance Committee. For each recruiting engagement, the Nominating and Governance Committee, working with the independent recruiting firm and including input from the Board, develops specifications for each director position, which are used to identify and recruit director candidates. We emphasize diversity as part of our recruiting efforts and require diverse slates of candidates for each position. The Board has four of its nine members (44%) who are diverse in terms of gender, race or ethnicity, and the Board has a goal to be 50% or more diverse. We believe that our use of an independent recruiting firm expands the pool of candidates and further improves our diversity efforts.

Board, Committee and Director Evaluations

The Board has established a robust self-evaluation process for the Board, its Committees and individual Directors. Each year, our Board and Committees conduct evaluations to assess their effectiveness and adherence to the Corporate Governance Guidelines and Committee charters, and to identify opportunities to improve Board and Committee performance. As part of that process, we also conduct individual Director evaluations, including peer assessments. As described below, the Board engages an independent corporate governance professional to conduct interviews with each Director as part of this process.

Under the leadership of our Lead Director, Mr. Singleton, the Nominating and Governance Committee oversees our annual evaluation process focused on three components: (1) the Board, (2) Board Committees and (3) individual Directors. For the past four years, as part of its continuous improvement efforts, the Board enhanced its evaluation process by engaging an independent third party who is experienced in corporate governance matters. This independent third party interviewed each Director to obtain his or her assessment of the effectiveness of the Board and its Committees, including identifying any opportunities the Board can focus on to enhance effectiveness. In addition, the Board conducted a peer review process in 2021 in which the third party sought input regarding the performance of each individual Director, which the Lead Director provided to each Director in an individual session.

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Topics considered during the 2021 Board and Committee Evaluation Process included:

Director Performance

•  Individual Director performance

•  Chairman (in that role)

•  Lead Director (in that role)

•  Each Committee Chair (in that role)

Board and Committee Operations

•  Board and Committee membership, including Director skills, background, expertise and diversity

•  Committee structure, including whether the Committee structure enhances Board and Committee performance

•  Access to management

•  Conduct of meetings, including time allocated for, and encouragement of, candid dialogue

Board Performance

•  Key areas of focus for the Board

•  Strategy oversight

•  Capital allocation

•  Consideration of stockholder value

•  Consideration of reputation

•  ESG and consideration of stakeholder value

•  Identification of relevant and timely topics for attention and discussion

Committee Performance

•  Performance of Committee duties under Committee charters

•  Consideration of reputation

•  Effectiveness of outside advisors

Director Continuing Education

As part of our efforts designed to ensure a continuing high-performance Board, Directors participate in continuing education on current topics and developments. We bring outside experts into the Board room to review current topics and developments in their areas of expertise, and Directors regularly attend outside education sessions on relevant topics. Education topics include corporate governance, compensation, SEC developments, financial matters, economic developments, emerging technology and trends, risk management, cybersecurity, diversity and inclusion, ESG matters and others.

Compensation Committee Interlocks

None of our executive officers serves as an executive officer of, or as a member of, the compensation committee of any public company that has an executive officer, director or other designee serving as a member of our Board. No member of our Compensation Committee has been an executive officer of the Company.

Executive Sessions and Lead Director Responsibility

During 2021, the non-management members of our Board met in executive session at each regularly scheduled Board of Directors’ meeting. Our Directors generally hold executive sessions at both the beginning and end of each Board meeting. As Lead Director, Mr. Singleton presided over these executive sessions. In addition, Mr. Singleton has broad authority to call and conduct meetings of the independent Directors. The duties and responsibilities of our Lead Director are described in more detail in the section below.

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Board Leadership Structure

Since 2011, Mr. Engel has served as Chairman of the Board. The Board believes that Mr. Engel’s combined role of Chairman and Chief Executive Officer is in the best interests of the Company and its stockholders at this time, and that Mr. Engel is the Director best situated to serve as Chairman because of his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, his familiarity with the Company’s business and industry, and his ability to identify strategic priorities essential to the future success of the Company. The Board believes that this structure is best for the Company at this time because it provides for clear leadership responsibility and accountability, while providing for effective corporate governance and oversight by an independent Board of strong and seasoned Directors with an independent Lead Director. Mr. Singleton serves as the Board’s independent Lead Director and presides over executive sessions of the Board. The non-management members of our Board meet in executive session at each regularly scheduled Board meeting. The Audit, Compensation, and Nominating and Governance Committees are all chaired by and comprised solely of independent Directors in accordance with independence standards of the NYSE, and thus oversight of key matters is entrusted to the independent Directors. Each of these Committees also meets in executive session without members of management present. The responsibilities of the Lead Director include the following:

•	Presides at all meetings of the Board at which the Chairman is not present, including meetings of independent Directors held in Executive Session;

•	Has the authority to call meetings of the independent Directors;

•	Leads the Board evaluation program;

•	Evaluates, along with the members of the Compensation Committee and the full Board, the CEO’s performance, and meets with the CEO to discuss the Board’s evaluation;

•	Serves as a liaison between the Chairman/CEO and the independent Directors;

•	Consults with the Chairman/CEO on and approves agendas and schedules for Board meetings to ensure there is sufficient time for discussion of agenda items;

•	Advises the Chairman/CEO on the Board’s informational requirements and approves information sent to the Board, as appropriate;

•	Consults with the Chair of the Nominating and Governance Committee and the Chairman regarding recommended appointments of Committee members, including Committee chairs; and

•	Facilitates communication between the Board and senior management.

The Lead Director assures that appropriate independence is brought to bear on important Board and governance matters. In addition, there is strong leadership vested in and exercised by the independent Committee chairs, and each Director may request inclusion of specific items on the agendas for Board and Committee meetings.

Considering all of the above, the Board believes that a combined Chairman and Chief Executive Officer, together with the Lead Director, is an appropriate Board leadership structure and is in the best interests of the Company and its stockholders at this time.

Communications with Directors

Our Board has established a process by which stockholders and other interested parties may communicate with the Board, our Board Committees, and/or individual Directors by confidential e-mail. Such communications should be sent in writing to the e-mail addresses noted in the corporate governance section of our website at https://investors.wesco.com/corporate-governance/contact-our-board/default.aspx.

Our Vice President of Internal Audit will review all of these communications on a timely basis and will forward appropriate communications (i.e., other than solicitations, invitations, advertisements, or similar communications) to the relevant Board members on a timely basis.

Stockholders who wish to communicate with our Board in writing via regular mail should send correspondence to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Vice President of Internal Audit.

Our Board members routinely attend our Annual Meeting of Stockholders. This provides you with additional opportunities to communicate with our Board. All of our Board members were present at our 2021 Annual Meeting of Stockholders.

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Director Nominating Procedures

Our Nominating and Governance Committee recommends potential candidates for nomination as Director based on a number of criteria, including the needs of our Board. Any stockholder who would like the Nominating and Governance Committee to consider a candidate for Board membership should send a letter of recommendation containing:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a listing of his or her qualifications to be a Director on our Board;

•	A description of why the proposed candidate would be a valuable addition to our Board;

•

A description of any relationship that could affect the proposed candidate’s ability to qualify as an independent Director, including identifying all other public or private company board and committee memberships;

•	A confirmation of the proposed candidate’s willingness to serve as a Director if selected by our Nominating and Governance Committee;

•

Any information about the proposed candidate that, under the federal proxy rules, would be required to be included in our Proxy Statement if the proposed candidate were a nominee or otherwise is required to be provided pursuant to our Amended and Restated By-Laws; and

•	The name of the stockholder submitting the proposed candidate, together with information as to the number of shares owned and the length of time of ownership.

To allow for timely consideration, recommendations must be received not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. In addition, the Company may request additional information regarding any proposed candidates. A stockholder who wishes to nominate a person for election as a Director must provide written notice to the Corporate Secretary of the Company at the address below in accordance with the procedures specified in Section 2.15 of our By-Laws. In general, to be timely, the written notice must be received by our Corporate Secretary not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. The notice must provide certain information required by the By-Laws, including (a) biographical and share ownership information of the stockholder (and certain affiliates), (b) descriptions of any material interests of the stockholder (and certain affiliates) in the nomination and any arrangements between the stockholder (and certain affiliates) and another person or entity with respect to the nomination, (c) certain biographical, employment and specific qualifications information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was selected as a nominee.

Notices of Director recommendations or Director nominations, including the information described above, should be sent to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary.

Director Resignation Policy

The Board has adopted a resignation policy under which any Director who does not receive a majority of votes cast for his or her re-election is expected to offer his or her resignation for the Board’s consideration.

Stockholder Engagement

We seek to engage with current and prospective investors throughout the year in order to review our financial performance, business model and strategic initiatives, so that management and the Board can better understand stockholder perspectives. We also utilize these discussions to assess emerging issues that may help shape our practices and enhance our corporate disclosures,

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including in the areas of environmental, social and governance (“ESG”) issues, executive compensation and capital deployment strategies. We strive for a collaborative approach with our stockholders and value the variety of perspectives that we hear in our discussions with them.

Board’s Role in Oversight of Risk Management

Management is responsible for risk management, and the Board’s role is to oversee management’s efforts in this area. As part of their regular meetings and deliberations, the Board and its Committees review and discuss matters of significance regarding operational, financial and other risks that are relevant to the Company’s business. Strategic risks and operating risks are monitored by the Board through discussions regarding the Company’s strategic and operating plans and regular reviews of the Company’s operating performance. In addition, management assesses the Company’s enterprise risk and reviews with the entire Board significant risks and associated mitigating factors on an annual basis.

Our Board has tasked designated standing committees with oversight of certain categories of risk management. The risk oversight focus areas of the committees are:

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The Audit Committee, which is comprised 100% of independent members, discusses and reviews guidelines and policies with respect to risk assessment and risk management and discusses with management the Company’s major financial risk exposures and the steps management takes to monitor and control such exposures. The Audit Committee is also responsible for oversight of cybersecurity risk. The Compensation Committee, which is comprised 100% of independent members, reviews the potential for risk related to the Company’s compensation arrangements, including compensation arrangements and policies for executives, and determines whether any such arrangements are likely to encourage excessive or inappropriate risk taking. The Nominating and Governance Committee, which is comprised 100% of independent members, is responsible for oversight of significant ESG matters that are relevant to the Company.

To more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Security Officer (CISO) whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. As part of its oversight of cybersecurity risk, the Audit Committee meets at least quarterly with the Company’s Chief Information Security Officer, the Chief Information and Digital Officer, and other senior leaders to receive updates on cybersecurity risks and threats, the status of initiatives to strengthen the Company’s information security systems and management’s assessments of the Company’s security program. The Board and its committees request and receive regular reports from management on cybersecurity topics. The Company has developed and conducts mandatory information security training programs for all employees and maintains cyber liability insurance policies.

Environmental, Social and Governance Matters

The Board is committed to supporting the Company’s efforts to conduct its business in a principled, transparent, and accountable manner. The Board believes that its effective oversight of ESG matters is central to its risk oversight function. The Nominating and Governance Committee is responsible for oversight of significant ESG matters. In 2021, the Company continued to integrate and enhance its ESG program across the combined company.

In 2021, Wesco published its sustainability report, which is based on the Global Reporting Initiative (GRI) framework with cross-references to relevant Sustainability Accounting Standards Board (SASB) principles. More information about Wesco’s corporate social responsibility activities can be found at www.wesco.com/responsibility, and our 2021 Sustainability Report can be found at www.wesco.com/responsibility/sustainability.

Commitment to Environmental Sustainability

We are committed to maintaining an ethical, safe, and environmentally sustainable culture. As a distribution and supply chain services company, our approach to sustainability includes not only leveraging positive actions across our organization to minimize the environmental impacts of our own operations, but also includes assisting our customers and suppliers with attaining their sustainability goals through our products, services, and supply chain solutions. For example, we assist our customers in areas such as lighting efficiency, energy management, renewable energy, and green procurement. We also support utilities as they meet their renewable portfolio standards initiatives (solar and wind generation projects). Our lighting renovation and retrofit business is focused on improving energy efficiency in offices, schools, high rise buildings and manufacturing plants and our automation solutions are focused on reducing waste for customers.

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Overall, we continue to invest in new and emerging technologies and expand our capabilities in order to meet growing demands in these areas:

ENERGY EFFICIENCY	ENERGY MANAGEMENT

We provide some of the most efficient products on the market, including LED lighting and energy-efficient power systems.	We offer a suite of smart building solutions that help manage a facility’s environmental impact, including advanced building automation equipment and HVAC controls.

RENEWABLE ENERGY	SUSTAINABLE MAINTENANCE, REPAIR & OPERATIONS

We provide turnkey renewable energy solutions ranging from large-scale photovoltaic projects to customized solar, wind, and energy solutions.	We help businesses meet green procurement goals by offering a broad range of sustainable tools, safety equipment, and miscellaneous consumables.

We engage with stakeholders, including our employees, customers, suppliers, stockholders, and the communities in which we do business, to enhance our sustainability strategy, practices, and communications.

We had previously established sustainability goals for our business in 2016, which have guided our actions and initiatives. Following Wesco’s merger with Anixter in 2020 and the resulting change in the Company’s profile, we introduced new sustainability goals that we intend to achieve by 2030. Our performance relative to our 2016 goals, and our newly established 2030 sustainability goals are described below.

2016 - 2022 Sustainability Goals	Achieved through 2020 from Baseline

Reduce greenhouse gas (“GHG”) emissions intensity 8 percent from 2016 levels by 2022.	23 percent reduction

Reduce facility energy intensity 10 percent from 2016 levels by 2022.	9 percent reduction

Improve the fuel efficiency of our trucks 3 percent from 2016 levels by 2022.	Goal met in 2018

Achieve a 40 percent reduction in the total recordable incident rate (TRIR) by 2022 from a 2017 baseline.	55 percent reduction

Reduce landfill waste intensity by 10 percent at locations in our 2016 baseline by 2022.	13 percent increase

The achievements described above reflect legacy Wesco only data in order to have an equal comparison to previous years. We believe a portion of the reduction in this year’s GHG and Energy intensity is due to the COVID-19 Pandemic and a reduction in employees in our offices.

2030 Sustainability Goals

Reduce absolute Scope 1 and 2 GHG emissions by 30 percent from a 2019 baseline by 2030.[1]

Reduce by 2030 landfilled waste intensity by 15 percent across our U.S. and Canadian locations from a 2020 baseline.

Achieve a 15 percent reduction in the TRIR by 2030 from a 2020 baseline.

Committed to providing 425,000 hours of safety training and development to our employees by 2030.

[1]

We have based our GHG emissions goal relative to a 2019 baseline to mitigate the impacts of the COVID-19 pandemic on our operations, as we anticipate a return to normalized operations during the relevant achievement period. This baseline incorporates estimates for legacy Anixter building and fleet emissions in 2019, based on corresponding assumptions and estimates made using historical legacy Wesco data. Our total estimated 2019 baseline emissions are 107,178.8 MTC02e with a goal of achieving emissions of 75,025.2 by 2030.

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United Nations Global Compact and Sustainable Development Goals

Our commitment to sustainability includes supporting the 10 principles of the United Nations Global Compact, which we joined in 2017. We are also committed to the United Nations Sustainable Development Goals. Our recent efforts had the most impact for the goals described below.

GOOD HEALTH	AFFORDABLE AND	INDUSTRY, INNOVATION	REDUCED	RESPONSIBLE CONSUMPTION
AND WELL-BEING	CLEAN ENERGY	AND INFRASTRUCTURE	INEQUALITIES	AND PRODUCTION

Commitment to Inclusion and Diversity – We strongly believe that our people and our high-performance culture are our greatest assets. The merger of Wesco and Anixter nearly doubled our pro forma revenue, and significantly increased our employee headcount and global footprint, including the number of countries in which we operate. We take great pride in our diverse and talented workforce and aspire to becoming the employer of choice for diverse talent in our industry. Our Compensation Committee and Board are updated routinely by management on our diversity and inclusion programs and engage in regular discussions on matters such as workplace culture, talent development, inclusion and diversity, and workforce risk.

We work to ensure that all personnel actions are administered without regard to an employee’s race, color, religion, ethnicity, gender or sexual orientation. We continually seek to recruit diverse candidates and increase our representation of women and ethnic minorities, particularly in middle and senior management roles.

The goals of Wesco’s Inclusion and Diversity program are to:

•	leverage the unique experiences and perspectives of our talented workforce to support Wesco’s mission,

•	further engage employees and build an inclusive culture,

•	recruit and develop talent that bring new perspectives and thought processes to Wesco,

•	increase representation of suppliers that are owned and operated by teams with diverse backgrounds, and

•	support the communities in which we operate.

Wesco has established an Inclusion & Diversity Council comprised of members of our senior management to lead the formation of five Business Resource Groups (“BRGs”) – WIN (Women’s Impact Network), Mosaic (Black, Indigenous, and People of Color), Pride (LGBTQ+), Volt (Veterans), and Employees with Diverse Abilities. These BRGs foster a sense of community and inclusion, provide opportunities to network, support advancement opportunities within the organization, and assist with recruiting. The BRGs are global and open to all employees regardless of any aspect of their personal identity.

In 2021, we were honored to again be recognized by Forbes as one of the World’s Best Employers and one of America’s Best Employers for Women.

Commitment to Human Rights – At Wesco, the way in which we conduct business is as important as the products and services that we provide. Our Human Rights policy includes protections relating to:

•	Inclusion, Diversity and Non-Discrimination

•	Harassment Prohibition

•	Child or Forced Labor Prohibition

•	Working Hours, Wages, and Benefits

•	Safety and Workplace Conditions

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Commitment to Safety – Safety is a core value of Wesco and we are committed to reducing or eliminating health and safety risks through dedicated programs, leadership commitment, and employee involvement. We seek to achieve continuous improvement in the safety of our facilities and industry-leading safety metrics. In response to the COVID-19 pandemic, we implemented significant operating changes to promote a safe operating environment for our employees, and to protect the communities in which we operate. As an essential business, substantially all of our distribution facilities have remained open and we implemented additional safety measures for employees doing critical on-site work and required other employees to work remotely.

Prohibition on Hedging and Pledging

The Company’s Insider Trading Policy prohibits Section 16 Directors and Officers from engaging in any hedging transactions that involve Wesco securities. Wesco believes that this ensures a strong alignment of the interests of Directors and Officers with our stockholders. The policy also prohibits all Officers, Directors, Designated Insiders and employees from selling short (including short sales “against the box”) or from trading, writing, or purchasing “put” or “call” options on Wesco securities. Section 16 Directors and Officers also are prohibited from holding securities of Wesco in a margin account and from using shares as collateral and pledging them as security for a loan. Designated Insiders and employee stockholders are not prohibited from using Wesco securities as collateral to secure a bona fide loan.

Stockholder Proposals for 2023 Annual Meeting

If you wish to have a stockholder proposal included in the Company’s proxy soliciting materials for the 2023 Annual Meeting of Stockholders, you must submit the proposal to the Company at its principal executive offices by our deadline, which is 120 days prior to the first anniversary of the mailing of this Proxy Statement, or December 13, 2022. For any other business to be properly brought before the 2023 Annual Meeting by a stockholder, notice in writing must be delivered to the Company in accordance with the Company’s Amended and Restated By-Laws not less than 90 days nor more than 120 days prior to the first anniversary of the 2022 Annual Meeting, or between January 26, 2023 and February 27, 2023. We may be required to include certain limited information concerning any such proposal in our Proxy Statement so that proxies solicited for the 2023 Annual Meeting may confer discretionary authority to vote on that matter. Any stockholder proposals should be addressed to our Corporate Secretary, WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122.

Wesco 2022 Proxy Statement	Board and Committee Meetings	25

Board and Committee Meetings

Our Board has four standing committees: an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating and Governance Committee. Each Committee operates under a separate charter, which is available on the corporate governance section of our website at https://investors.wesco.com/corporate-governance/guidelines-charters-and-policies/default.aspx.

The full Board held five meetings in 2021. Each Director attended 75% or more of the aggregate number of meetings of the full Board held in 2021 and the total number of meetings held by all Committees of the Board on which he or she served.

Audit Committee

All of the members of our Audit Committee are required to be, and were determined by our Board to be, independent Directors according to the independence standards of the SEC and the NYSE. During 2021, the Audit Committee consisted of Messrs. Raymund and Sundaram and Messes. Thompson and Utter, with Mr. Raymund serving as Chair. Ms. Cooney served on the Audit Committee upon joining the Board in September 2021, and Ms. Utter served on the Audit Committee until she retired from the Board on December 31, 2021. Our Board has determined that Mr. Raymund and Messes. Thompson and Utter are Audit Committee Financial Experts, as defined under applicable SEC regulations. Our Audit Committee is responsible, among other things, for: (a) appointing the independent registered public accounting firm to perform an integrated audit of our financial statements and to perform services related to the audit; (b) reviewing the scope and results of the audit with the independent registered public accounting firm; (c) reviewing with management our quarterly and year-end operating results; (d) considering the adequacy of our internal accounting and control procedures; (e) reviewing the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; (f) providing oversight for cybersecurity risks; and (g) reviewing any non-audit services to be performed by the independent registered public accounting firm and the potential effect on the registered public accounting firm’s independence. Our Audit Committee held eight meetings in 2021.

Compensation Committee

All of the members of our Compensation Committee are required to be, and were at all times, independent Directors according to the independence standards of the SEC and the NYSE (including the enhanced independence requirements for Compensation Committee members). During 2021, the Compensation Committee consisted of Messrs. Morgan, Espe, Griffin and Singleton, with Mr. Morgan serving as Chair. Our Compensation Committee is responsible for the review, recommendation and approval of compensation arrangements for executive officers and for the administration of certain benefit and compensation plans and arrangements of the Company. Our Compensation Committee held seven meetings in 2021.

Executive Committee

During 2021, the Executive Committee consisted of Messrs. Engel, Griffin, Morgan, Raymund and Singleton, with Mr. Singleton serving as Chair. With the exception of Mr. Engel, all Executive Committee members have been determined by our Board to be independent Directors according to the independence standards of the NYSE. The Executive Committee may exercise all the powers and authority of the Directors in the management of the business and affairs of our Company and has been delegated authority to exercise the powers of our Board between Board meetings. The Executive Committee did not meet in 2021.

Nominating and Governance Committee

All of the members of our Nominating and Governance Committee are required to be, and were determined by our Board to be, independent under the independence standards of the NYSE. During 2021, the Nominating and Governance Committee consisted of Messrs. Griffin, Espe and Singleton and Ms. Utter, with Mr. Griffin serving as Chair. Ms. Utter served on the Nominating and Governance Committee until she retired from the Board on December 31, 2021. The Nominating and Governance Committee is responsible for identifying and nominating candidates for election or appointment to our Board and determining compensation for Directors. It is also the responsibility of our Nominating and Governance Committee to review and make recommendations to our Board with respect to our corporate governance policies and practices and to develop and recommend to our Board a set of corporate governance principles. Additionally, the Nominating and Governance Committee is responsible for oversight of significant ESG matters. Our Nominating and Governance Committee held four meetings in 2021.

Wesco 2022 Proxy Statement	Director Compensation	26

Director Compensation

Compensation

Independent members of the Board of Directors receive compensation in the form of an annual retainer and an annual equity award. Directors have the ability to defer 25% to 100% of the retainer. Deferred amounts are converted into stock units and credited to an account in the Director’s name using the average of the high and low trading prices of our Common Stock on the first trading day in January of that year. The table below sets forth 2021 annual retainers our non-employee Directors, as determined based on analysis provided by the independent compensation consultant, as described below.

Role	2021 Annual Cash Retainer

All Independent Directors	$110,000

Lead Independent Director	$ 35,000

Committee Chairs

Audit	$ 25,000

Compensation	$ 20,000

Nominating and Governance Committee	$ 15,000

Committee Members

Audit	$ 5,000

Independent Compensation Consultant – The Nominating and Governance Committee works with an independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to do an annual assessment of Director compensation, including providing the Nominating and Governance Committee with market research and comparison data using a peer group of companies which is the same as that used in the Compensation Committee’s evaluation of executive compensation. Our target for Director Compensation is the median of the peer group, and the benchmarking performed by the independent consultant indicated that the total compensation was consistent with the peer group median ($279,375 for Wesco compared to a peer group median of $269,375). We query our consultant on new developments, best practices and trends in Director Compensation, and Meridian serves as a resource to the Nominating and Governance Committee.

In addition to the retainer, non-employee Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and Committee meetings. Directors receive no additional compensation for Board or Committee meeting attendance. Members of our Board who are also our employees do not receive compensation for their services as Directors.

For 2021, non-employee Directors received equity grants in the form of Restricted Stock Units (RSUs) in the amount of $160,000, which will vest on the first anniversary of the date of the grant. If a Director’s Board service is terminated earlier than one year from the date of grant as a result of the scheduled expiration of the Director’s term then, if such date is (1) less than three calendar months from the date of grant, then 25% of the RSUs shall be deemed vested, (2) at least three but less than six calendar months from the date of grant, then 50% of the RSUs shall be deemed vested, (3) at least six but less than nine calendar months from the date of grant, then 75% of the RSUs shall be deemed vested, and (4) at least nine calendar months from the date of grant, then 100% of the RSUs shall be deemed vested. On February 11, 2021, each non-employee Director received a grant of 2,083 RSUs with a grant date fair value of $76.80 per RSU, which was the closing price of our Common Stock on February 11, 2021.

Distribution of deferred stock units will be made in a lump sum or in installments, in the form of shares of our Common Stock, in accordance with the distribution schedule selected by the Director at the time the deferral election is made.

As set forth on an exhibit to the Company’s Form 10-K filed on February 22, 2016, the Company has entered into indemnification agreements with each current Director providing for: indemnification for indemnifiable claims and losses; advancement of expenses; and D&O liability insurance.

Wesco 2022 Proxy Statement	Director Compensation	27

Robust Stock Ownership Guidelines

Our Board has adopted robust stock ownership guidelines for Directors, which are five times their annual cash retainer. Directors are expected to hold these ownership positions during their service as Directors. All Directors have acquired or are acquiring stock in accordance with the stock ownership guidelines.

Director Compensation for 2021

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation		Total

Cooney	$38,333	$80,000			$118,333

Espe	$110,000	$160,000			$270,000

Griffin	$125,000	$160,000			$285,000

Morgan	$130,000	$160,000			$290,000

Raymund	$135,000	$160,000			$295,000

Singleton	$145,000	$160,000			$305,000

Sundaram	$115,000	$160,000			$275,000

Thompson	$115,000	$160,000			$275,000

Utter(4)	$115,000	$160,000	$10,000	(5)	$285,000

(1)

The amounts shown represents the cash portion of the annual retainer paid to the directors. Messrs. Griffin and Sundaram elected to defer portions of their compensation into the Company’s Deferred Compensation Plan for Non-Employee Directors.

Name	Deferred Compensation
Griffin	$62,500
Sundaram	$115,000

(2)

Amounts represent the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs. On February 11, 2021, each non-employee Director received a grant of 2,083 RSUs with a grant date fair value of $76.80 per RSU, which was the closing price of our Common Stock on February 11, 2021. These RSU awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth in Note 15 to our notes to consolidated financial statements for the year ended December 31, 2021, which is located on pages 80 to 82 of our Annual Report on Form 10-K.

(3)

All the RSU awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders. See the “Director Outstanding Equity Awards at the Year-End” table below for more information regarding the equity awards held by Directors as of December 31, 2021.

(4)	Ms. Utter retired from our Board effective December 31, 2021.
(5)	The Company made a charitable donation of $10,000 on Ms. Utter’s behalf in honor of her retirement from our Board.

Wesco 2022 Proxy Statement	Director Compensation	28

Director Outstanding Equity Awards at Year-End

Name	Number of Securities Underlying Unexercised Equity Awards Exercisable(1)	Number of Shares of Stock That Have Not Vested

Cooney	—	685

Espe	5,122	2,083

Griffin	11,745	2,083

Morgan	7,318	2,083

Raymund	6,099	2,083

Singleton	—	2,083

Sundaram	—	2,083

Thompson	—	2,083

Utter	9,035	2,083

(1)	The amounts for Messrs. Espe, Griffin, Morgan, Raymund and Ms. Utter include RSUs that were deferred upon vesting.

Wesco 2022 Proxy Statement	Security Ownership	29

Security Ownership

Security Ownership of Management

The following table sets forth the number of shares of Company’s common stock beneficially owned as of March 30, 2022 by each Director or nominee for Director of the Company, the named executive officers in the Summary Compensation Table and by all Directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of March 30, 2022, are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

Name	Shares Beneficially Owned		Percent Owned Beneficially(1)

John J. Engel	725,451	(2)	1.4%

Anne M. Cooney	—		*

Matthew J. Espe	15,712	(3)	*

Bobby J. Griffin	24,223	(3)	*

John K. Morgan	38,332	(3)	*

Steven A. Raymund	27,831	(3)	*

James L. Singleton(4)	43,277	(3)	*

Easwaran Sundaram	6,752	(3)	*

Laura K. Thompson	5,606		*

David S. Schulz (5)	168,383	(2)	*

Theodore A. Dosch(5)	22,134	(2)	*

Nelson J. Squires, III	81,552	(2)	*

William C. Geary, II(5)	10,321	(2)	*

All 18 Directors and executive officers as a group(5)	1,346,831	(2)	2.6%

*	Indicates ownership of less than 1% of the Common Stock.
(1)	Based on the number of shares outstanding on the record date.
(2)

Includes the following shares of Common Stock not currently owned, but subject to SARs which were outstanding on March 30, 2022 and may be exercised or settled within 60 days thereafter: Mr. Engel, 482,847; Mr. Schulz, 123,242; Mr. Dosch, 3,530; Mr. Squires, 57,851; Mr. Geary, 2,774; and all executive officers as a group, 784,882.

(3)

Includes shares of Common Stock payable to any such Director following the Director’s termination of Board service with respect to portions of annual fees deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors, and restricted stock units subject to an election to defer even though such shares are not deemed currently to be beneficially owned by the Directors pursuant to Rule 13d-3, as follows: Mr. Espe, 10,488; Mr. Griffin, 22,174; Mr. Morgan, 18,233; Mr. Raymund, 20,757; Mr. Singleton, 14,866; and Mr. Sundaram, 5,700.

(4)	Includes 17,009 shares of Common Stock beneficially owned indirectly through a trust which is controlled by Mr. Raymund.
(5)

As March 30, 2022, Messrs. Schulz, Dosch, and Geary owned 1,771, 32,899, and 4,562 depositary shares, each representing a 1/100th interest in a share of the Company’s Series A Fixed-Rate Reset Cumulative Perpetual Preferred Stock (the “Preferred Stock”), respectively. Messrs. Schulz, Dosch, or Geary each own less than 1% of the Preferred Stock. All 18 Directors and executive officers as a group owned, as of March 30, 2022, 41,232 depository shares of the Preferred Stock, which represents less than 1% of the Preferred Stock.

Delinquent Section 16(a) Reports

Under the federal securities laws of the United States, the Company’s Directors, its executive officers, and any persons beneficially holding more than ten percent of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the SEC and NYSE. Specific due dates for these reports have been established. The Company is required to report in this Proxy Statement any failure to file by these dates. For the year ended December 31, 2021, all such filings were made within the required time periods, based on the Company’s review of forms filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations received from such persons.

Wesco 2022 Proxy Statement	Security Ownership	30

Security Ownership of Principal Stockholders

The following table sets forth the beneficial ownership of the Company’s Common Stock as of March 30, 2022, by each person or group known by the Company to beneficially own five percent or more of the outstanding shares of the Company’s Common Stock.

Name	Shares Beneficially Owned		Percent Owned Beneficially

Leonard Green & Partners, L.P. 11111 Santa Monica Blvd. Ste 2000 Los Angeles, CA 90025	5,700,000	(1)	11.2%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,312,774	(2)	8.5%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,549,045	(3)	7.0%

Dimensional Fund Advisors, L.P. 6300 BeeCave Road Building One Austin, TX 78746	3,003,507	(4)	5.9%

(1)

This information is based solely upon a Schedule 13G/A filed by Leonard Green & Partners, L.P. (“Leonard Green”) with the Securities and Exchange Commission on July 14, 2020. Leonard Green is the beneficial owner of 5,700,000 shares and has shared voting power over 5,700,000 shares and shared dispositive power over 5,700,000 shares.

(2)

This information is based solely upon a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the Securities and Exchange Commission on February 10, 2022. Vanguard is the beneficial owner of 4,522,306 shares and has shared voting power over 48,711 shares, sole dispositive power over 4,435,817 shares and shared dispositive power over 86,489 shares.

(3)

This information is based solely upon a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on February 1, 2022. BlackRock is the beneficial owner of 3,288,844 shares and has sole power to vote 3,025,065 shares, and sole dispositive power over 3,288,844 shares.

(4)

This information is based solely upon a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the Securities and Exchange Commission on February 8, 2022. Dimensional is the beneficial owner of 2,685,504 shares and has sole power to vote 2,645,258 shares, and sole dispositive power over 2,685,504 shares.

Wesco 2022 Proxy Statement	Transactions with Related Persons	31

Transactions with Related Persons

Our Company has a written policy and has implemented processes and controls in order to obtain information from our Directors and executive officers with respect to related person transactions and for then determining whether our Company or a related person has a direct or indirect material interest in the transaction, based on the facts and circumstances. Our Nominating and Governance Committee and Board review relationships and transactions between our Directors, executive officers and our Company or its customers and suppliers in order to determine whether the parties have a direct or indirect material interest. Its evaluation includes: the nature of the related person’s interest in the transaction; material terms of the transaction; amount and type of transaction; importance of the transaction to our Company; whether the transaction would impair the judgment of a Director or executive officer to act in the best interest of our Company; and any other relevant facts and circumstances. Transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in this Proxy Statement and there were no disclosed transactions for 2021.

Wesco 2022 Proxy Statement	Item 2 — Approve, on an Advisory Basis, the Compensation of the Company’s Named Executive Officers	32

Item 2 — Approve, on an Advisory Basis, the Compensation of the Company’s Named Executive Officers

This year, the Company is seeking that the stockholders approve the compensation of the Company’s named executive officers (commonly referred to as “say-on-pay”) as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding named executive officer compensation and the narrative description accompanying such disclosure. As approved by our stockholders at the annual meeting of stockholders in 2017 regarding the frequency of the advisory vote, and consistent with the Board’s recommendation, we are submitting this proposal on an annual basis. This vote is advisory only, meaning it is non-binding on the Company; however, the Board and Compensation Committee will review and carefully consider the results when evaluating future compensation decisions.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS.

The Board endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of SEC Regulation S-K, including as described under the “Compensation Discussion and Analysis” section, as well as the accompanying compensation tables and the related narrative disclosure, in the Company’s 2022 Proxy Statement.

Wesco 2022 Proxy Statement	Compensation Discussion and Analysis	33

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the Company’s compensation philosophy, policies and arrangements for the 2021 year that are applicable to our Named Executive Officers (“NEOs”):

John J. Engel	Chairman, President and Chief Executive Officer

David S. Schulz	Executive Vice President and Chief Financial Officer

Theodore A. Dosch	Executive Vice President, Strategy and Chief Transformation Officer

Nelson J. Squires III	Executive Vice President and General Manager, Electrical & Electronics Solutions (EES)

William C. Geary II	Executive Vice President and General Manager, Communications & Security Solutions (CSS)

Executive Summary

Key elements of our executive compensation program include the following:

Element	Description

Stockholder Support	We received the support of over 93% of stockholder votes in favor of our say-on-pay proposal in 2021. The overall structure of our compensation program, which was based on significant stockholder engagement, has remained consistent.

Straightforward Program	Our program is straightforward and comprises three elements: (1) Base Salary; (2) Short-Term Incentive Program (STIP); and (3) Long-Term Incentive Program (LTIP).

Pay for Performance	Our performance metrics are linked to our strategy and demonstrate our pay for performance philosophy that aligns compensation earned with performance outcomes.

Balanced Mix of Incentives	We have a balanced mix of short- and long-term incentives, using a blend of performance metrics.

Challenging Incentive Award Goals	We set challenging short- and long-term incentive award goals.

Reasonable Compensation Levels	Total compensation is targeted at the median of our peer group and compensation opportunities fall within a reasonable range around that level.

Limited Perquisites	We have limited use of perquisites.

No Tax Gross-Ups on Executive-Only Perquisites	We do not provide tax gross-ups on executive-only perquisites.

Independent Committee and Consultant	Our Compensation Committee is 100% independent and utilizes an independent compensation consultant.

Stock Ownership Guidelines	We have robust stock ownership guidelines for our NEOs.

No Hedging or Pledging	NEOs are prohibited from hedging or pledging our stock.

Clawback Policy	We have a clawback policy that applies to financial restatement and also events of misconduct.

Wesco 2022 Proxy Statement	Compensation Discussion and Analysis	34

Pay for Performance

Our compensation program uses the following performance metrics:

Performance Metrics		Why It’s Included	How It’s Used

Short-Term Incentive Program (STIP)	Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)

Encompasses sales growth (including organic sales growth), operating margin performance (including gross margin and cost management) and profitability, all of which are central to the Company’s strategy and the creation of long-term stockholder value.

Based on the annual operating plan reviewed and approved by the Board each December, these metrics are used for STIP targets in the following year.
Free Cash Flow

Relates directly to the Company’s operating performance, including the effective management of working capital, which is especially relevant for a distributor. Strong free cash flow is a hallmark of our business and important to our investors.

Long-Term Incentive Program (LTIP)	Net Income Growth	Linked to strategy to drive profitable revenue and earnings growth; encompasses sales growth, margin improvement and cost control.

These metrics are measured over a three-year period and represent an appropriate mix of a growth metric and a return metric, both of which are relevant to our business and strategy. We believe that the combination of earnings growth and effective asset management drives value for a distribution business.

Return on Net Assets (RONA) Growth

Important operating metric for a distributor like us, since it focuses on improving profitability and the efficient use of operating assets (working capital, property, buildings and equipment) to create value for our stockholders.

2021 Performance Highlights

2021 performance highlights include:

•	Increased Stock Price - Common stock total stockholder return of 68% for 2021

•	Sales Growth - Net sales of $18.2 billion, up 48% due to the Anixter transaction that was completed in 2020, with strong results across all three Strategic Business Units

•	EBITDA Growth and EBITDA Margin Expansion - Adjusted EBITDA of $1.2 billion, up 78% year over year, and adjusted EBITDA margin of 6.5%, up 110 basis points year over year

•	EPS Growth - Adjusted earnings per diluted share of $9.98, up 128% year over year

•	Accelerated De-Leveraging - Continued to rapidly de-lever balance sheet with leverage of 3.9x, down 1.8x since completion of the Anixter transaction in June 2020

•	Leadership Talent - Strengthened our talent base through development of existing leaders and addition of new talent through targeted recruiting efforts

Say-on-Pay – Stockholder Engagement and Board Responsiveness

In 2021, the Company’s advisory vote on executive compensation received the approval of over 93% of the shares voted. The Compensation Committee considered these results and based on our strategic objectives, the close alignment of the compensation program with stockholder interests and the strong support of stockholders, determined not to make any significant changes to our overall compensation structure. Accordingly, the Compensation Committee decided to follow the same fundamental policies and procedures in setting compensation for 2021.

Wesco 2022 Proxy Statement	Compensation Discussion and Analysis	35

Compensation Philosophy, Approach and Pay Elements

We have a straightforward and transparent compensation program that is linked to our strategy and the drivers of long-term stockholder value. It is based on our pay-for-performance methodology, and we use operating performance metrics that are important to our business. To be successful, we need to attract and retain executives and employees who are talented and motivated to grow long-term stockholder value.

There are three central elements to our executive total compensation:

(1)	base salary – cash-based;

(2)	short-term incentives – cash-based, and based on the annual operating plan approved by the Board; and

(3)

long-term incentives – stock-based, and based on three-year performance periods, linked to growth and return metrics and whose value depends on the increase in the company’s stock price over the long term, thus further aligning the executive’s interests with stockholders’ interests.

Structuring a balanced, fair and properly-crafted compensation program for our executive leaders is essential to promote our high-performance culture and contribute to our success. Our compensation philosophy begins with the recognition that our success depends on the talent of our people. To encourage high level performance of our leaders, we have constructed a compensation plan that rewards the behavior of our executives in pursuit of the following three broad goals.

The first of our philosophical tenets is to attract and retain an excellent management team, because a high performing team is critical to our success as a company. Developing and strengthening our corporate relationships with our customers and suppliers over the long-term enables our business to grow profitably. Also important is the consistency of leadership in support of our corporate mission, executing our strategy, and sustaining our high-performance culture.

The second philosophical goal of our compensation planning is to enable Wesco to recruit strong leaders as we grow our business and expand our product, service, and solution offerings. We were able to recruit our NEOs because of our culture and compensation packages that aligned their performance with our strategy of creating value. Our approach in aligning our compensation plans to our strategy has been an important reason for our recruiting successes.

Finally, the third goal of our compensation plan is to reward our executives fairly and provide proper and balanced incentives for long-term value creation. Essentially, we want to provide a level of annual base compensation that is fair. When our executives perform at a level of high achievement, we reward them with attractive but capped annual cash bonus awards. In years when performance measures are not met, they may receive little or no bonus. In terms of long-term incentives, we believe that the opportunity to participate in the growth in value of our share price links pay to performance. We provide equity incentives to align management’s interests with those of stockholders, and we maintain robust stock ownership guidelines to instill that mindset.

Based on our objectives, we believe it is appropriate that we target our three compensation elements generally at the median of the peer group. The Company’s target total cash compensation and long-term incentives for the NEOs have been generally within a reasonable range around the median of the peer group.

We assess the effectiveness of our compensation programs regularly and use the services of an internationally recognized independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), which provides us with research information and data. Meridian serves as a resource to our Compensation Committee, providing information on new developments, best practices and trends in compensation. However, the Committee makes its own decisions, uses its own judgment and comes to its own conclusions relating to plan design and compensation. All of our Committee members are independent, as defined by applicable regulations.

Wesco 2022 Proxy Statement	Compensation Discussion and Analysis	36

Compensation Setting Process

Our Board has delegated to the Committee, composed entirely of individuals who are independent Directors under the independence standards of the NYSE and SEC, including the enhanced independence requirements for compensation committee members, the responsibility of administering executive compensation and benefit programs, policies and practices. The Committee may also delegate certain matters to a subcommittee in its discretion. The performance of the management team is reviewed relative to performance measures, and compensation levels for our NEOs are reviewed and approved on an annual basis.

Our compensation setting process for NEOs consists of the following steps:

•	Consider the Company’s financial performance;

•	Review external market data;

•	Consider stockholder feedback on say-on-pay and compensation topics;

•	Confirm the reasonableness of total compensation awards as well as the reasonableness of each component of compensation when compared to peer companies;

Wesco 2022 Proxy Statement	Compensation Discussion and Analysis	37

•	Assess overall Company performance in relation to our objectives, competition and industry circumstances;

•	Assess individual performance, changes in duties and responsibilities, and strategic and operational accomplishments;

•	Adjust base salaries, as appropriate, based on job performance, leadership, tenure, experience, and other factors, including market data relative to our peer companies;

•	Evaluate and determine annual and long-term incentive award opportunities for each NEO;

•	Make awards under our long-term incentive plan that reflect recent performance and an assessment of the future impact each NEO can have on the long-term success of the Company;

•	Review the metrics and goals of the annual incentive plan as well as the performance share plan; and

•	Apply consistent practices from year to year for annual cash incentive award payments based on an evaluation of pre-established operating and financial performance factors.

As previously noted, the Committee also engages an independent compensation consultant to assist in reviewing the Company’s compensation practices, to provide market comparison information, and to make recommendations.

Role of Compensation Consultants

To assist in the compensation setting process, the Committee engages Meridian, an independent, internationally recognized executive compensation consultancy firm, to provide information and advice regarding compensation and benefit levels and incentive plan designs. Meridian is engaged by, and reports directly to, the Committee, which has the sole authority to hire or fire Meridian and to approve fee arrangements for work performed. The Committee has authorized Meridian to interact with management on behalf of the Committee, as needed in connection with advising the Committee. The Committee has assessed the independence of Meridian pursuant to SEC and NYSE rules and concluded that Meridian’s work for the Committee does not raise any conflict of interest.

In particular, the Committee retains Meridian to prepare compensation plan reviews, identify general trends and practices in executive compensation programs, provide information on new developments related to compensation, assist in selecting the appropriate peer group, prepare a market analysis of target total compensation for the NEOs based on comparable and similarly-sized (by revenue) companies, and furnish its input regarding the compensation and incentives of the Chief Executive Officer and other executives. In addition, the Committee has sought the recommendation of the Chief Executive Officer regarding the other NEOs relative to compensation adjustments and individual performance objectives he believes would be appropriate to achieve the Company’s strategic and operational goals. The Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations. Our Committee meets in person or telephonically at least five times each year, and our Committee’s Chairman meets with management and our independent compensation consultant more regularly throughout the course of the year. Our Committee reports to the entire Board of Directors at every Board meeting on its activities, the research commissioned from our compensation consultant and on the Committee’s specific compensation deliberations and decisions that directly affect our executive leadership team.

Compensation Peer Group

For our compensation philosophy and approach to work properly, the Committee must assess the effectiveness of our compensation programs regularly, using a variety of external and internal resources. The Committee reviews analyses of compensation paid by companies in our peer group through the use of marketplace compensation profiles prepared by Meridian, the Committee’s independent compensation consultant. The Committee engaged our independent compensation consultant to determine the Company’s peer group, which was comprised of companies with median revenues comparable to the Company’s based on pro forma revenues of the combined Wesco and Anixter organization, and the Committee reviews with Meridian the composition of our peer group annually. It is not feasible or appropriate to construct a peer group of only distributor competitors, as many of our competitors are smaller and/or privately-held companies, in the case of local competitors, or larger non-U.S. based companies, in the case of global competitors. We believe that revenue size is an important component, since the scope and scale of a key management role depends on revenue size of the organization. The compensation consultant selected companies, using data available in the Equilar database, with similar characteristics (e.g., operating margins, moderate capital intensity, and mid-level/comparable stock price volatility), and excluded companies demonstrably variant to Wesco (e.g., agriculture, financial services, healthcare, etc.).

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We chose a large number of similarly sized companies because we believe that they are representative of the companies against whom we compete to recruit and retain talent. This approach has proven successful, as the last executive officers that we hired came from large corporations that were not direct competitors of ours and not in the distribution industry. We also believe that a large pool of comparable companies is better than choosing a smaller group to ensure a proper sample size for comparison purposes. When we engage professional search firms to assist us in identifying senior executive talent, they recruit from a set of corporations even larger than our peer group.

The compensation peer group in 2021 was comprised of the following 28 companies:

2021 COMPENSATION PEER GROUP

AECOM	Corning Incorporated	International Paper Company	TE Connectivity Ltd.

Arrow Electronics, Inc.	Cummins Inc.	Jabil Inc.	Trane Technologies Plc

Avis Budget Group, Inc.	Eaton Corporation plc	Johnson Controls International plc	United Natural Foods, Inc.

Avnet, Inc.	Flex Ltd.	Lithia Motors, Inc.	United Rentals, Inc.

CarMax, Inc.	Fluor Corporation	Patterson Companies, Inc.	Univar Solutions Inc.

CDW Corp.	Henry Schein, Inc.	Quanta Services, Inc.	W.W. Grainger, Inc.

CommScope Holding Company, Inc.	Insight Enterprises, Inc.	Stanley Black & Decker, Inc.	WestRock Company

HD Supply Holdings, Inc. was removed from the 2021 Compensation Peer Group due to its acquisition by The Home Depot in December 2020.

The Committee reviews compensation practices among these companies to provide the Committee with relevant data in setting appropriate compensation levels for its NEOs. This market analysis, which is conducted by Meridian, makes it possible to evaluate and assess compensation for numerous executive positions that are not included in proxy statements or other public filings. To adjust for a variation in size among our Company and the companies in the peer group and to get comparable data for its analysis, Meridian uses regression analysis to adjust market values for differences in company size, based on annual revenues.

Elements of Compensation

Base Salaries

Base salaries are intended to provide our NEOs with a level of competitive cash compensation that is critical for retention and appropriate given their positions, responsibilities and accomplishments with the Company. Salaries for NEOs are reviewed annually. The Committee reviews detailed individual salary history for the NEOs and compares their base salaries to salaries for comparable positions at companies within our peer group. From time to time, the Committee adjusts base salaries for executive officers to reflect performance, changes in job scope, and market practices among the peer group generally based on the 50th percentile of base salaries for comparable positions.

In 2021, the Committee performed its annual assessment of base salaries in February. The Committee reviewed compensation market data, based on analysis prepared by the independent compensation consultant, using our compensation peer group.

NEO	Annual Base Salary Beginning of 2021	Annual Base Salary Effective April 1, 2021(1)

Engel	$1,100,000	$1,180,000

Schulz	$650,000	$687,000

Dosch	$625,000	$650,000

Squires	$600,000	$627,000

Geary	$550,000	$575,000

(1)	The annual base salary effective April 1 for Messrs. Engel, Schulz and Squires includes a $12,000 increase due to the elimination of a vehicle allowance.

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In determining adjustments to base salaries, the Committee considers prevailing economic conditions, base salaries of recent additions to management, performance assessments, changes in duties and responsibilities, Company performance, comparable salary practices of companies within our peer group, the recommendation of Mr. Engel (in the case of the other NEOs), and any other factors the Committee deems relevant.

Short-Term Incentives

Our practice is to award cash incentive bonuses for achievement of performance measures linked to our strategy. Target short-term incentives are designed to provide compensation opportunities generally approximating the 50th percentile of the peer group and are reviewed on an annual basis.

Annually, the Company’s performance criteria and financial and operational targets are reviewed and approved by the Committee for the upcoming year. For purposes of the 2021 annual incentive programs, the performance measures for our NEOs consist of the achievement of a combination of the following metrics: Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) and Free Cash Flow. For NEOs leading a Strategic Business Unit (SBU), including Messrs. Squires and Geary, the EBITDA component is comprised of both the EBITDA for the relevant SBU and for the Company on a consolidated basis. We believe that EBITDA is an appropriate performance measure because it relates directly to the Company’s or SBU’s sales growth (including organic sales growth), operating margin performance (including gross margin and cost management) and profitability. We believe that Free Cash Flow is an appropriate performance measure because it relates directly to the Company’s operating performance, including the management of working capital. We believe that the combination of earnings growth and effective asset management drives value for a distribution business.

For 2021, the target incentive opportunity, and relative weight assigned to each performance measure for each of the NEOs, were as follows:

Performance Measure—Leaders with Corporate-Wide Responsibilities (Engel, Schulz and Dosch)	Weighting	Percent Achievement	Payout Percent of Target Opportunity(1)

EBITDA	75%	< 70%	0%

		70% to 100%	25% up to 100%

		>100% to 120%	Between 100% and 200%

Free Cash Flow	25%	< 70%	0%

		70% to 100%	25% up to 100%

		>100% to 120%	Between 100% and 200%

Total (as a percent of Target Opportunity)	100%		0% to 200%

(1)	Amounts interpolated, as appropriate.

Performance Measure—SBU Leaders (Squires and Geary)	Weighting	Percent Achievement	Payout Percent of Target Opportunity(1)

EBITDA	18.75%	< 70%	0%

		70% to 100%	25% up to 100%

		>100% to 120%	Between 100% and 200%

EBITDA for SBU	56.25%	< 70%	0%

		70% to 100%	25% up to 100%

		>100% to 120%	Between 100% and 200%

Free Cash Flow	25%	< 70%	0%

		70% to 100%	25% up to 100%

		>100% to 120%	Between 100% and 200%

Total (as a percent of Target Opportunity)	100%		0% to 200%

(1)	Amounts interpolated, as appropriate.

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For 2021, the performance goals (at threshold, target and maximum levels) and the actual achievement of each of the financial components is included in the chart below:

	Performance Goals
Performance Measure (Engel, Schulz and Dosch)	Threshold	Target	Maximum	Actual Results

EBITDA	$641,200	$916,000	$1,099,200	$1,150,000	(1)

Payment as % of Target	25%	100%	200%	200%

Free Cash Flow	$253,330	$361,900	$434,280	$93,500	(2)

Payment as % of Target	25%	100%	200%	0%

Performance Measure (Squires)	Threshold	Target	Maximum	Actual Results

EBITDA	$641,200	$916,000	$1,099,200	$1,150,000	(1)

Payment as % of Target	25%	100%	200%	200%

EBITDA for SBU	$296,700	$423,900	$508,700	$602,400	(1)

Payment as % of Target	25%	100%	200%	200%

Free Cash Flow	$253,330	$361,900	$434,280	$93,500	(2)

Payment as % of Target	25%	100%	200%	0%

Performance Measure (Geary)	Threshold	Target	Maximum	Actual Results

EBITDA	$641,200	$916,000	$1,099,200	$1,150,000	(1)

Payment as % of Target	25%	100%	200%	200%

EBITDA for SBU	$330,100	$471,600	$565,900	$499,300	(1)

Payment as % of Target	25%	100%	200%	130%

Free Cash Flow	$253,330	$361,900	$434,280	$93,500	(2)

Payment as % of Target	25%	100%	200%	0%

(1)

EBITDA is adjusted earnings before income taxes, interest, preferred stock dividends and depreciation and amortization, as shown on page 29 of the Company’s Form 10-K filed with the SEC on February 25, 2022 (the “Form 10-K”), in thousands of millions, modified as follows: (1) for the Company’s Adjusted EBITDA of $1,175.7, less $25.7 of stock-based compensation expense, as shown on page 29 of the Form 10-K; (2) for EES’s Adjusted EBITDA of $604.4, less $6.4 of stock-based compensation expense, as shown on page 29 of the Form 10-K, plus $4.4 relating to the write down of certain safety-related inventory; and (3) for CSS’s Adjusted EBITDA of $480.8, less $2.6 of stock-based compensation expense, as shown on page 29 of the Form 10-K, plus $21.1 relating to the write down of certain safety-related inventory.

(2)	Free Cash Flow of $93.5 is cash flow provided by operations, less capital expenditures, plus merger-related cash costs, all as shown on page 23 of the Form 10-K.

Each December, the Board reviews the Company’s annual operating plan, including these measures. Targets for the coming year’s Short-Term Incentives are consistent with the Board-approved annual operating plan, based on achievement levels as set forth in the table above. Additionally, the annual operating plan forms the basis of expectations that are provided to stockholders, in the form of sales and profitability expectations, as well as Free Cash Flow generation. Thus, management’s Short-Term Incentive Plan is aligned with stockholder interests and expectations communicated to stockholders.

With respect to the NEOs other than himself, the Chief Executive Officer makes recommendations to the Committee for the Committee’s consideration. The Committee’s review of the Chief Executive Officer’s bonus is conducted with only independent Directors, with the assistance of the independent compensation consultant, present.

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Each NEO’s 2021 short-term incentive was calculated as follows based on the performance metrics and actual achievement levels described above:

NEO	2021 Salary	Target Incentive %	Target Incentive $	Component	Component Weighting	Payout

Engel	$1,160,000	150%	$1,740,000	EBITDA	75%	Above target EBITDA (200%)	$2,610,000

				Free Cash Flow	25%	Below target FCF (0%)	—

						Total	$2,610,000

Schulz	$677,750	100%	$677,750	EBITDA	75%	Above target EBITDA (200%)	$1,016,625

				Free Cash Flow	25%	Below target FCF (0%)	—

						Total	$1,016,625

Dosch	$643,462	100%	$643,462	EBITDA	75%	Above target EBITDA (200%)	$965,192

				Free Cash Flow	25%	Below target FCF (0%)	—

						Total	$965,192

Squires	$620,250	90%	$558,225	EBITDA	18.75%	Above target EBITDA (200%)	$209,334

				Free Cash Flow	25%	Below target FCF (0%)	—

				Segment EBITDA	56.25%	Above target Segment EBITDA (200%)	628,004

						Total	$837,338

Geary	$568,461	90%	$511,615	EBITDA	18.75%	Above target EBITDA (200%)	$191,856

				Free Cash Flow	25%	Below target FCF (0%)	—

				Segment EBITDA	56.25%	Above target Segment EBITDA (130%)	374,118

						Total	$565,974

Long-Term Incentives

The purpose of long-term incentives is to carefully align compensation with stockholder value creation, and thus long-term incentives comprise the centerpiece of executive compensation and a significant majority of our NEOs total compensation opportunity.

Structure of Long-Term Incentives

Based on feedback from investors as part of our prior say-on-pay outreach, we have structured our Long-Term Incentives for our NEOs as follows (with 50% being based on Performance Shares):

Long-Term Incentives	Weighting

Performance Shares	50%

Stock Appreciation Rights	25%

Restricted Stock Units	25%

Performance Shares

Our performance shares are designed to reward our NEOs for drivers of long-term value that are tied to our strategy and increased stockholder value over the long-term. We use three-year performance periods for each grant, and performance shares for the three-year period 2019-2021 were based on two equally weighted performance metrics: (1) Net Income Growth; and (2) Return on Net Assets (RONA) Growth.

Net Income Growth measures the three-year average growth rate of our net income, excluding specific items that are not indicative of ongoing results. We believe that Net Income Growth is related directly to our strategy to drive profitable revenue and earnings growth. This performance metric encompasses sales growth, margin improvement and cost control, which are

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important operational aspects of our business and strategy. RONA Growth measures the three-year cumulative return on net assets growth versus the base year. We believe that RONA Growth is an appropriate and important measure of performance for a distributor like us, since it focuses on improving profitability and the efficient use of operating assets (working capital, property, buildings and equipment) to create value for our stockholders. We believe that the combination of earnings growth and effective asset management drives value for a distribution business.

Performance share awards vest in the form of a number of shares of the Company’s common stock. The number of performance shares actually earned, if any, depends on the attainment of certain levels (threshold, target, maximum) of the performance measures and may range from one-half the target amount of performance shares (at the threshold performance level) up to two times the target amount of performance shares (at the maximum performance level). In the event of a change in control (as defined in the Company’s Long-Term Incentive Plan), the performance shares vest at the target level.

Consistent with our pay-for performance philosophy, the threshold, target and maximum performance goals for the performance shares awarded in 2019 for the three-year performance period ended December 31, 2021 (the “2019 Performance Shares”) and the actual achievement and payout levels are as shown below:

	Performance Goals			Actual Results Actual Payout
Performance Measure	Threshold	Target	Maximum

Net Income Growth (3-year average growth rate)	0%	5%	10%	29.9%

Payment as % of Target	0.5 x	1.0 x	2.0 x	2.0 x

RONA Growth (3-year cumulative RONA versus the base year, in basis points (bps))	0 bps	50 bps	100 bps	(33) bps

Payment as % of Target	0.5 x	1.0 x	2.0 x	0

Based on the actual results and performance goals above, the shares earned by the NEOs are calculated as follows:

NEO	Target Award of 2019 Performance Shares(1)	Component	Component Weighting	Payout

Engel	43,466	Net Income Growth	50%	Above target (200%)	43,466

		RONA Growth	50%	Below threshold (0)	—

				Total	43,466

Schulz	13,269	Net Income Growth	50%	Above target (200%)	13,269

		RONA Growth	50%	Below threshold (0)	—

				Total	13,269

Squires	6,177	Net Income Growth	50%	Above target (200%)	6,177

		RONA Growth	50%	Below threshold (0)	—

				Total	6,177

(1)	Messrs. Dosch and Geary did not receive 2019 performance shares since they joined the Company in June 2020 as part of the Anixter acquisition.

In accordance with the Company’s pay-for-performance philosophy, the realized pay was based on the achievement of the performance metrics, which were above target for Net Income Growth and below threshold for RONA Growth. Each year the Committee reviews the performance targets and metrics for the upcoming grant. The current structure of our performance shares award program, including performance metrics, reflects changes made in prior years in response to stockholder feedback. In 2021, the Committee followed a consistent approach as in prior years.

Stock Appreciation Rights

We use Stock Appreciation Rights (SARs) to both motivate and align management’s incentives with long-term stockholder value. We believe that management should have a substantial stake in the success of the Company and that enduring stock price growth reflects the effectiveness of management in executing a long-term strategic plan, not just the passage of time. Our SARs settle in Company common stock upon exercise, and they vest ratably over three years.

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Restricted Stock Units

Fundamentally, Restricted Stock Units (RSUs) are meant to balance the need for long-term retention of key executive talent while aligning realizable value with changes in stockholder wealth. RSUs are common in the marketplace and therefore are an important component of a competitive compensation opportunity. It is, however, intentionally only a modest portion of our NEOs’ total long-term incentive compensation. Our RSUs vest ratably over a three-year period.

Our philosophy is to grant equity-based long-term incentives having an economic value which generally approximates the 50th percentile of grants by companies in our peer group. We believe this target allows us to attract, motivate and retain the executive talent necessary to develop and execute our business strategy. The performance share, SAR and RSU grants to our NEOs on February 11, 2021 were as follows:

NEO	Performance Share Opportunity (reflects number of shares that could be earned at target)(1)	SAR Awards(2)	RSU Awards(3)

Engel	39,063	45,386	19,531

Schulz	11,068	12,859	5,534

Dosch	9,115	10,590	4,557

Squires	7,813	9,077	3,906

Geary	7,161	8,321	3,581

(1)	Performance shares are subject to a three-year performance period from January 1, 2021 to December 31, 2023.
(2)	The SAR awards vest ratably over three years and have an expiration date of February 11, 2031.
(3)	The RSU awards will vest in 1/3 increments on February 11, 2022, February 11, 2023 and February 11, 2024,

The Company’s target long-term incentives for the NEOs’ annual grants were generally at the 50th percentile of the peer group for 2021.

In 2021, we granted 120,238 performance shares, 139,592 SARs, and 314,480 RSUs in the aggregate to all award recipients. The awards were approximately equal to 1.1% of the weighted average outstanding stock of the Company. With respect to the NEOs other than himself, the Chief Executive Officer makes grant recommendations based on each individual executive’s expected long-term contributions to the value creation of the Company and consideration of market data. The Chief Executive Officer’s recommendations and Meridian’s analysis are considered in making grant determinations. With respect to the Chief Executive Officer, the Committee determines (without the input of the Chief Executive Officer) the amount of his grant. In 2021, we granted equity awards to approximately 391 employees.

No Hedging or Pledging

Our Insider Trading Policy prohibits our Directors and NEOs from engaging in hedging transactions involving Company securities and from pledging Company securities as collateral for loans.

Retirement Savings

Our Company maintains a 401(k) retirement savings plan for eligible employees, including the NEOs. In 2021, the Company had two separate retirement savings plans, as the Wesco and Anixter plans were not yet integrated for the combined organization. The Wesco Retirement Savings Plan provided an employer match based on employee contributions at a rate of $0.50 per $1.00 of contributions up to 6% of eligible compensation. The Anixter Retirement Savings Plan provided an employer match based on employee contributions at a rate of $0.50 per $1.00 of contributions up to 5% of eligible compensation, plus an annual employer non-elective contribution of 2.0% or 2.5% (based on years of participatory service). The Anixter plan was merged with the Wesco plan, effective January 1, 2022.

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We also maintain an unfunded nonqualified deferred compensation plan for a select group of qualifying management or highly compensated employees, including the NEOs. Participants may defer a portion of their salary. Eligible participants receive a Company match at a rate of $0.50 per $1.00 up to 6% of eligible compensation less any Company match paid under the 401(k) plan. Earnings are credited to employees’ accounts based on their deemed investment selections from offered investment funds. Notwithstanding any provision of the Deferred Compensation Plan or benefit election made by any participant deemed to be a key employee, benefits payable under the Deferred Compensation Plan will not commence until at least six months after the key employee’s separation from employment. See the “Nonqualified Deferred Compensation” table on page 55 for more information regarding the NEOs’ benefits under the Deferred Compensation Plan. Wesco does not have a defined benefit or supplemental retirement plan or any plans providing for post-retirement health benefits for our NEOs.

Anixter provided defined pension benefits under its pension plan and its excess benefit plan to eligible U.S. employees, including Messrs. Dosch and Geary. The pension plan benefit consists of two components: (i) until December 31, 2013, the Final Average Pay (FAP) benefit for employees hired prior to June 1, 2004, and (ii) the Personal Retirement Account (PRA) benefit for all employees hired on or after June 1, 2004 and beginning January 1, 2014, for all employees. This pension plan was closed to new hires or rehires as of July 1, 2015. Mr. Geary has accrued FAP benefits since January 2003, and Mr. Dosch and Mr. Geary have accrued PRA benefits since January 2009 and January 2003, respectively. For the PRA Benefit, each participant has a personal retirement account, which is a notional account that receives an annual pay credit equal to 2.0% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service are fewer than five and 2.5% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service are five or greater. Benefit accruals under the Anixter pension plan were frozen as of December 31, 2021.

For certain highly compensated employees in the U.S., Anixter provided a nonqualified Excess Benefit Plan which extends the applicable benefit formula in the qualified pension plan to eligible compensation that exceeds the amount allowed by the Code to be taken into account under the qualified plan. Messrs. Dosch and Geary previously participated in the Anixter Inc. Excess Benefit Plan. This plan was terminated effective December 31, 2020, and paid out to participants in May 2021.

Until the end of 2021, Anixter Inc. maintained a defined contribution plan covering all of its non-union U.S. employees, including Messrs. Dosch and Geary. The Anixter plan was merged with the Company’s 401(k) Retirement Savings Plan, effective January 1, 2022.

Health and Welfare Benefits

We provide health benefits to full-time employees, including the NEOs, who meet the eligibility requirements. Employees pay a portion of the cost of healthcare on an increasing scale correlated to higher annual incomes. Accordingly, the NEOs’ percentage share of the cost of benefit coverage under our plan is higher than other employees. Our health and welfare benefits are evaluated periodically by external benefits consultants to assess plan performance and costs and to ensure that benefit levels approximate the median value provided to employees of peer companies. As a risk management measure, we also offer executive physicals involving diagnostic testing.

Perquisites

During 2021, the Company provided a limited number of perquisites to the NEOs. They primarily consist of club memberships and for the first three months of 2021, a vehicle allowance. Effective April 1, 2021, the Company terminated the vehicle allowance of $1,000 per month and instead added that amount to base salary. The Company does not provide tax gross-ups on executive-only perquisites. See the “All Other Compensation” table on page 50 for more information regarding the perquisites given to our NEOs.

Clawback Provisions

We have adopted a “clawback” policy to provide for recovery of incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of cash and equity incentive compensation in the event of misconduct by an executive officer or former executive officer.

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Robust Stock Ownership Guidelines and Holding Periods for Executive Officers

Our Board has adopted robust stock ownership guidelines for certain executive officers. For the NEOs, the ownership guidelines are as follows:

NEO	Ownership Requirement as a Multiple of Base Salary

Engel	5x

Schulz	3x

Dosch	2x

Squires	2x

Geary	2x

These officers are expected to acquire their initial ownership positions within five years of their appointment and to hold those ownership positions during their service as executives of the Company. Until the stock ownership guidelines are met, an officer must hold a minimum of 50% of the pre-tax value realized at the exercise or vesting of equity awards. The Board reviews compliance with these guidelines annually, and all of our NEOs have acquired equity in accordance with the guidelines. Our CEO’s ownership level is approximately 67x base salary, well in excess of his 5x requirement.

In addition, the Company has stock ownership guidelines for other officers and members of management who are not NEOs. In total, approximately 70 individuals were subject to stock ownership guidelines as of March 30, 2022.

Chief Executive Officer Compensation

Mr. Engel’s compensation is higher than the compensation of other NEOs due to the broad scope of his responsibilities as Chief Executive Officer, including executive leadership in the development, articulation and promotion of the Company’s mission, vision and values, the development and execution of the Company’s long-term strategy and annual operating and financial plans, the development and motivation of the senior management team, ensuring the recruitment, training and development of the required human resources to meet the needs of the Company, and overall service as the principal spokesperson for the Company in communicating with stockholders, employees, customers, suppliers, and our Board and Board committees. As described previously, the Committee engages an independent compensation consultant, Meridian, to prepare an annual market analysis of target total compensation (the total of salary, target annual cash incentive and long-term incentives) compared to a peer group, and it generally targets total compensation at median within a range that it considers competitive. Based on the annual compensation analysis prepared by Meridian, the CEO’s target total compensation for 2021 was within that range.

Employment, Severance, Change in Control or Other Arrangements

As disclosed previously, Mr. Engel has a 2009 employment agreement that provides for, among other things, a base salary amount and a target bonus of not less than 100% of base salary, as may be adjusted by the Committee. Mr. Engel also receives long-term equity-based incentives under the Company’s Long-Term Incentive Plan as determined by the Committee. In the event that prior to a change in control Mr. Engel’s employment is terminated by the Company without cause or by Mr. Engel for good reason, he will be entitled to receive monthly cash payments for 24 months in an amount equal to his monthly base salary as of the termination date, a lump sum cash amount equal to his target annual incentive opportunity for the year in which he was terminated and accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance based awards where operational or performance criteria have not been met. If such termination occurs within two years after a change in control, Mr. Engel will instead be entitled to receive (i) a lump sum cash payment equal to two times the sum of his annual base salary and his annual target incentive opportunity as of the termination date, (ii) a gross-up payment to offset certain excise taxes, if any, (iii) prorated incentive compensation for the year in which he was terminated and (iv) accelerated vesting of all stock-based awards, exercisable for up to 18 months. As disclosed previously, other than the pre-existing employment agreement with Mr. Engel, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or

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materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements. See “Potential Payments Upon Termination” on page 56 for additional information. The 2009 employment agreement had an initial term of three years and thereafter is subject to one-year automatic extensions. Mr. Engel is subject to confidentiality obligations during the term of his employment and for five years thereafter. He is bound by restrictive covenants in the form of non-competition and non-solicitation of employees and customers during the term of his employment and for a period of two years thereafter.

On June 22, 2020, in conjunction with the closing date of the acquisition of Anixter, the Company entered into new employment letter agreements (each, a “Letter Agreement”) with each of Mr. Schulz and Mr. Squires. Each Letter Agreement superseded and replaced the applicable officer’s prior employment letter agreement with the Company. Effective on June 22, 2020, in conjunction with the closing date of the acquisition of Anixter, Mr. Dosch and Mr. Geary joined the Company pursuant to the terms of new letter agreements, dated May 28, 2020, between the Company and each of Mr. Dosch and Mr. Geary (each, also a “Letter Agreement”). Mr. Engel’s 2009 Employment Agreement was not modified and remains in effect.

The Letter Agreement with Mr. Schulz provides for a base salary of $650,000, a target annual bonus opportunity of 100% of base salary with a payout opportunity of 0-200% of base salary, and an annual equity award opportunity that is subject to approval by the Compensation Committee.

The Letter Agreement with Mr. Dosch provides for a base salary of $625,000, a target annual bonus opportunity of 100% of base salary with a payout opportunity of 0-200% of base salary, and an annual equity award opportunity that is subject to approval by the Compensation Committee.

The Letter Agreement with Mr. Squires provides for a base salary of $600,000, a target annual bonus opportunity of 90% of base salary with a payout opportunity of 0-180% of base salary, and an annual equity award opportunity that is subject to approval by the Compensation Committee.

The Letter Agreement with Mr. Geary provides for a base salary of $550,000, a target annual bonus opportunity of 90% of base salary with a payout opportunity of 0-180% of base salary, and an annual equity award opportunity that is subject to approval by the Compensation Committee.

The Letter Agreement for Mr. Dosch also provided for a cash retention award of $2,660,000, which vests in annual installments on each of the first two anniversaries of June 22, 2020, the closing date of the Anixter transaction. This amount was in lieu of any rights or entitlements that Mr. Dosch would have had under a prior change in control agreement with Anixter, which he agreed was superseded in its entirety by the Letter Agreement. Under the Letter Agreement, if Mr. Dosch’s employment is terminated by the Company without cause, then any unvested portion of the cash retention award will vest, subject to his execution and delivery of a release.

Each Letter Agreement also includes a severance provision entitling the applicable officer to receive the following severance benefits upon the termination of the officer’s employment by the Company without cause or by the officer for good reason, subject to the officer’s execution and non-revocation of a general release of claims against the Company: (i) cash severance equal to 12 months of base salary; (ii) a prorated target bonus for the year of termination; and (iii) continued medical, dental and vision benefits for one year following termination of employment subject to continued payment of the applicable premiums at active employee rates.

Pursuant to each Letter Agreement, the applicable officer is subject to noncompetition and employee and customer non-solicitation restrictions applicable during employment and for one year thereafter and perpetual confidentiality and non-disparagement covenants.

Change in Control Severance Plan

Effective as of June 22, 2020, the Board adopted the WESCO International, Inc. Change in Control Severance Plan (the “CIC Plan”), which will provide severance benefits under certain circumstances to CIC Plan participants selected by the Compensation Committee of the Board. Messrs. Schulz, Dosch, Squires and Geary, as well as other executive officers of the Company, have been selected to participate in the CIC Plan. Mr. Engel does not participate in the CIC, as his benefits are specified in his pre-existing 2009 employment agreement, which was not modified and remains in effect.

Wesco 2022 Proxy Statement	Compensation Discussion and Analysis	47

Under the CIC Plan, if a participant’s employment is terminated by Company other than for cause or by the participant for good reason, in each case on or within two years following a change in control of the Company, the Company will pay or provide to the participant a cash severance payment equal to the sum of: (i) a prorated target bonus for the year of termination; (ii) an amount equal to a multiple (2x for each participant selected to participate as of June 22, 2020) of the participant’s base salary plus the participant’s target bonus; (iii) an amount equal to a multiple (2x for each participant selected to participate as of June 22, 2020) of the employer portion of the annual cost of continued coverage under the Company’s healthcare benefit plans (including medical, prescription, dental and vision coverage); and (iv) an amount that may be used for outplacement services ($25,000 for each participant selected to participate as of June 22, 2020). This severance payment will be provided in lieu of any severance benefits to which the participant is otherwise entitled under any other arrangement with the Company.

As a condition to receipt of the severance benefits, the CIC Plan requires that each participant execute and not revoke a general release of claims against the Company and agree to comply with one-year post-termination noncompetition and employee and customer non-solicitation covenants and perpetual confidentiality and non-disparagement covenants.

If any payments or benefits would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then the severance payment under the CIC Plan will be reduced to the extent required so that the participant would not be subject to the excise tax if such a reduction would put the participant in a more favorable after-tax position than if the participant were to pay the excise tax.

The WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and restated effective May 31, 2017, provides that SAR and RSU awards would vest upon consummation of a change in control transaction, and our performance share award agreements provide that performance share awards would vest at the target level upon consummation of a change in control transaction. The payments to the NEOs upon consummation of a change in control transaction for accelerated vesting of equity awards are set forth in the first column of each table on pages 56 to 59. The Company’s stockholders approved a 2021 Omnibus Incentive Plan in May 2021 that replaced the prior 1999 Long-Term Incentive Plan. No grants were made to the NEOs under the new plan prior to 2022.

The Company has entered into indemnification agreements with the NEOs, in the form as set forth on an exhibit to the Company’s Form 10-K filed on February 22, 2016, providing for: indemnification for indemnifiable claims and losses; advancement of expenses; and D&O liability insurance.

Compensation Practices and Risk

On an annual basis, the Committee reviews the potential for risk regarding our compensation program design, including incentive compensation. The Committee has reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. Short-term incentive award payouts to the NEOs are subject to review and approval of the Committee, and the Committee also reviews with the independent members of the Board the CEO’s incentive award. In addition, incentive award payouts are capped at 2x target. The Committee has the discretionary authority to reduce or eliminate any incentive payouts. As previously noted above, the Company also maintains stock ownership guidelines and has adopted a clawback policy that applies to incentive compensation, if any, in excess of what would have been paid to our executive officers or former executive officers in the event that the Company is required to restate financial results and also to provide for clawback of incentive compensation in the event of misconduct by an executive officer or former executive officer.

CEO and Senior Management Succession Planning

Management succession planning and talent development are reviewed by the Board annually as part of its leadership and organizational review process. The Board reviews and discusses with management succession plans for the NEOs and other senior management positions across the Company, and the Board also evaluates succession plans in the context of overall Company strategy. Senior management is visible to Board members through formal presentations and informal events to allow

Wesco 2022 Proxy Statement	Compensation Discussion and Analysis	48

Directors to personally assess candidates. The Board also establishes steps to address emergency CEO succession planning in extraordinary circumstances. The emergency CEO succession planning is intended to help the Company respond in the event of an unexpected emergency and reduce potential disruption or loss of continuity to the Company’s business and operations.

Deductibility of Executive Compensation

We consider the anticipated accounting and tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs, but the Company reserves the right to pay compensation that is not tax deductible and a portion of the executive officers’ compensation paid in 2021 was not tax deductible. Code Section 162(m) generally imposes a $1 million limit on the amount that a public company may deduct for compensation, including performance-based compensation, paid to “covered employees”. Under Code Section 162(m) as currently in effect, the definition of covered employees generally includes a) the Company’s principal executive officer (“PEO”) and principal financial officer (“PFO”), whether serving in that capacity at the end of the tax year or not, b) the three highest compensated officers for the taxable year other than the PEO and PFO even if the officer’s compensation is not required to be reported under the Exchange Act, and c) any individual who was a covered employee of the Company at any time after December 31, 2016. Thus, the definition of covered employees includes, but is not limited to, the Company’s NEOs. Notwithstanding the limitation on the tax deductibility of performance-based compensation, we generally will continue to emphasize the use of performance-based compensation, including annual incentive payments, compensatory stock options, stock appreciation rights, RSUs, and performance share awards. We expect to continue to authorize compensation in excess of $1 million to covered employees, which will not be deductible under Section 162(m), when we believe doing so is in the best interests of the Company and our stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in our Proxy Statement, and in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

Respectfully Submitted:

THE COMPENSATION COMMITTEE

John K. Morgan, Chairman

Matthew J. Espe

Bobby J. Griffin

James L. Singleton

Wesco 2022 Proxy Statement	Compensation Tables	49

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary	Option Awards(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total

John J. Engel, Chairman, President and CEO	2021	$1,160,000	$1,500,007	$4,500,019	$2,610,000	$ 89,061	$9,859,087
	2020(5)	$946,667	$1,287,497	$7,862,514	$1,153,497	$ 63,322	$11,313,497
	2019	$1,040,000	$1,187,496	$3,562,473	$ 617,058	$ 235,165	$6,642,192

David S. Schulz, EVP and CFO	2021	$677,750	$424,990	$1,275,034	$1,016,625	$ 38,860	$3,433,259
	2020(5)	$550,000	$381,247	$3,143,721	$ 428,346	$ 29,299	$4,532,613
	2019	$595,000	$362,497	$1,087,500	$ 209,202	$ 83,617	$2,337,816

Theodore A. Dosch, EVP Strategy and Chief Transformation Officer	2021	$643,462	$350,000	$1,050,009	$ 965,192	$1,367,611	$4,376,274
	2020(5)	$324,519	$—	$1,399,991	$ 684,196	$ 72,620	$2,481,326

Nelson J. Squires III, EVP and GM, EES	2021	$620,250	$299,995	$900,019	$ 837,338	$ 339,029	$2,996,631
	2020(5)	$505,208	$300,000	$2,400,015	$ 370,558	$ 702,793	$4,278,574
	2019	$461,250	$168,742	$831,246	$ 69,241	$ 428,328	$1,958,807

William C. Geary II, EVP and GM, CSS	2021	$568,461	$275,009	$824,986	$ 565,974	$ 26,618	$2,261,048

(1)

Represents the grant date fair value of SAR awards computed in accordance with FASB ASC Topic 718. These equity awards are subject to time-based vesting criteria over a three-year period. The assumptions used in calculating these amounts are set forth on pages 80 to 82 of our notes to consolidated financial statements for the year ended December 31, 2021 in our Annual Report on Form 10-K. All the equity awards to the NEOs in February 2021 were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and restated effective May 31, 2017. Starting in 2022, grants to the NEOs will be under the Company’s 2021 Omnibus Incentive Plan, as approved by our Board and stockholders effective May 27, 2021.

(2)

Represents aggregate grant date fair value of RSUs and performance share awards in accordance with FASB ASC Topic 718, which, with respect to performance shares, is the value based on the target level of achievement (determined to be the probable outcome of the performance conditions at the time of grant). In the event the maximum performance conditions are met, the maximum value of the performance shares would be: for Mr. Engel $6,000,077; Mr. Schulz $1,700,045; Mr. Dosch $1,400,064; Mr. Squires $1,200,077; Mr. Geary $1,099,930. RSUs are subject to time-based vesting criteria and performance shares are subject to achievement of certain performance targets over a three-year performance period. The assumptions used in calculating these amounts are set forth on pages 80 to 82 of our notes to consolidated financial statements for the year ended December 31, 2021 in our Annual Report on Form 10-K. All the equity awards to the NEOs in February 2021 were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and restated effective May 31, 2017. Starting in 2022, grants to the NEOs will be under the Company’s 2021 Omnibus Incentive Plan, as approved by our Board and stockholders effective May 27, 2021.

(3)	Represents annual cash incentive bonus amounts earned for each fiscal year in accordance with SEC rules but approved and paid in the following year.
(4)	See the “All Other Compensation” table on page 50 for additional information.
(5)

For 2020, the salary amounts for Messrs. Engel, Schulz and Squires reflect a 25% reduction in salary from May 1 to September 30 due to COVID-related cost reduction actions. For 2020, reflects Mr. Dosch’s salary commencing on June 22, 2020, the date on which Mr. Dosch joined the Company, through December 31, 2020.

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All Other Compensation

The following table describes each component of the All Other Compensation column for 2021 in the Summary Compensation Table. The most significant component of this table is Company payments or contributions to employee retirement savings programs. These payments are further analyzed in the table contained in footnote (4) and include payments that are also presented and discussed in that footnote.

NEO	Year	Other Benefits(1)	Vehicle Allowance(2)	Tax Equalization Benefit	Payments Relating to Employee Retirement Savings Programs(4)	Total

Engel	2021	$ 16,656	$3,000	—	$69,405	$ 89,061

Schulz	2021	$ 1,854	$3,000	—	$34,006	$ 38,860

Dosch	2021	$1,330,000	$ —	—	$37,611	$1,367,611

Squires	2021	$ 154	$3,000	$317,800(3)	$18,075	$ 339,029

Geary	2021	$ —	$ —	—	$26,618	$ 26,618

(1)

This column reports the total amount of other benefits provided, none of which exceeded $10,000 unless otherwise noted. The amount for Mr. Engel includes club dues of $16,502. Pursuant to Mr. Dosch’s 2020 Letter Agreement as described on page 46, the amount for Mr. Dosch represents a portion of a cash retention award which vests in annual instalments on each of the first two anniversaries of June 22, 2020, the closing date of the Anixter transaction. As provided in his 2020 Letter Agreement, this award was in lieu of any rights or entitlements that Mr. Dosch would have had under a prior change in control agreement with Anixter, which he agreed was superseded in its entirety by the Letter Agreement.

(2)	Represented a monthly vehicle allowance, which was discontinued effective April 1, 2021.
(3)

Before Mr. Squires was promoted and became an NEO, he was the leader of the Company’s Canadian business. While living in Canada, he was eligible for our standard expatriate assignment program, which includes a tax equalization benefit for employees on assignment outside of their home country. Tax payments made in Canadian dollars were converted to U.S. dollars based on the then prevailing Canadian dollar/U.S. dollar exchange rate on the date of payment, which was approximately 0.78.

(4)

The retirement savings program for the NEOs (other than Mr. Dosch and Mr. Geary) includes both the Retirement Savings Plan, a qualified 401(k) plan, and the Deferred Compensation Plan, a nonqualified deferred compensation plan for certain management and highly compensated employees. Company contributions to the retirement savings program included matching contributions. The table below breaks down the Company contribution by plan and contribution type. Company matching contributions for Messrs. Engel, Schulz and Squires were capped at 50% of participant deferrals, not to exceed 3% of eligible compensation. Matching contributions are made to the 401(k) plan up to maximum limits established by the IRS, with any excess contributed to the deferred compensation plan. The retirement savings program for Messrs. Dosch and Geary reflect changes in pension value.

NEO	Year	Company Matching Contribution to 401k Plan	Company Matching Contribution to Deferred Compensation Plan(3)	Company 401k Discretionary Contribution	Change in Pension Value(4)	Total

Engel	2021	$ 8,550	$60,855	$—	$—	$69,405

Schulz	2021	$ 9,373(1)	$24,633	$—	$—	$34,006

Dosch	2021	$ 8,226(2)	$29,385	$—	$—	$37,611

Squires	2021	$10,458(1)	$ 7,617	$—	$—	$18,075

Geary	2021	$ 7,685(2)	$18,933	$—	$—	$26,618

(1)	Messrs. Schulz and Squires includes a true-up payment of $823 and $3,208 respectively.
(2)

As described on page 44, Messrs. Dosch and Geary have accrued a Personal Retirement Account (PRA) benefit. Amounts include the employer’s contributions to the Personal Retirement Enhancement Account (PREA). The PREA is interest paid on the PRA and is based on a 10-year Treasury Bond rate. The Company contributes to the PREA each year in January and is based on the employee’s PRA balance at the beginning of the previous year.

(3)

Messrs. Dosch and Geary were participants in the Anixter Inc. Deferred Compensation Plan and the Anixter Inc. Excess Benefit Plan, which were both terminated effective December 31, 2020. As of December 31, 2020, Messrs. Dosch and Geary had aggregate balances in the Anixter Deferred Compensation

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Plan of $661,257 and $422,113, respectively. Interest was accrued in the amounts of $3,443 for Mr. Dosch and $2,198 for Mr. Geary under the Deferred Compensation Plan prior to the payout in May 2021. Effective January 1, 2021, the Wesco Excess Benefit Plan for Select Anixter Employees was created to provide participants in the Anixter Inc. Pension Plan, a tax-qualified defined benefit retirement plan, with the additional benefits that they would have received under that pension plan if annual Code limits did not apply. Amounts accrued under the Wesco Excess Benefit Plan for Select Anixter Employees were $25,942 for Mr. Dosch and $16,735 for Mr. Geary. Benefit accruals under both the Anixter Inc. Pension Plan and the Wesco Excess Benefit Plan for Select Anixter Employees were frozen as of December 31, 2021.
(4)

Represents the difference in the present value of accumulated benefits determined as of December 31, 2021, and December 31, 2020, for both the Anixter Inc. Pension Plan and the Anixter Inc. Excess Benefit Plan benefits. The amount was capped at zero as the difference is less than zero due to the higher discount rate and the Excess Benefit Plan termination effective December 31, 2020. The change in pension value from the Anixter, Inc. Pension Plan is $8,372 for Ted Dosch (PRA) and $(13,800) for Bill Geary (PRA/FAP). The present value of the PRA (Personal Retirement Account) portion of the benefits increased with interest and accruals. As described on page 44, the Final Average Pay accrued benefit (FAP) portion is frozen but the value of the frozen benefit will continue to fluctuate based on changes in actuarial assumptions and the passage of time.

Wesco 2022 Proxy Statement	Compensation Tables	52

Grants of Plan-Based Awards for 2021

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Securities Underlying Stock Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/SH)(5)	Grant Date Fair Value of Stock and Option Awards(6)
Name	Grant Date	Award Type	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Engel		Cash	$1,740,000	$3,480,000	—	—	—	—	—	—	—

	2/11/2021	PSU	—	—	19,531	390,063	78,126	—	—	—	$3,000,038

	2/11/2021	SAR	—	—	—	—	—	—	45,386	$76.80	$1,500,007

	2/11/2021	RSU	—	—	—	—	—	19,531	—	—	$1,499,981

Schulz		Cash	$677,750	$1,355,500	—	—	—	—	—	—	—

	2/11/2021	PSU	—	—	5,534	11,068	22,136	—	—	—	$850,023

	2/11/2021	SAR	—	—	—	—	—	—	12,859	$76.80	$424,990

	2/11/2021	RSU	—	—	—	—	—	5,534	—	—	$425,011

Dosch		Cash	$643,462	$1,286,923	—	—	—	—	—	—	—

	2/11/2021	PSU	—	—	4,557	9,115	18,230	—	—	—	$700,032

	2/11/2021	SAR	—	—	—	—	—	—	10,590	$76.80	$350,000

	2/11/2021	RSU	—	—	—	—	—	4,557	—	—	$349,977

Squires		Cash	$558,225	$1,116,450	—	—	—	—	—	—	—

	2/11/2021	PSU	—	—	3,906	7,813	15,626	—	—	—	$600,038

	2/11/2021	SAR	—	—	—	—	—	—	9,077	$76.80	$299,995

	2/11/2021	RSU	—	—	—	—	—	3,906	—	—	$299,981

Geary		Cash	$511,615	$1,023,231	—	—	—	—	—	—	—

	2/11/2021	PSU	—	—	3,581	7,161	14,322	—	—	—	$549,965

	2/11/2021	SAR	—	—	—	—	—	—	8,321	$76.80	$275,009

	2/11/2021	RSU	—	—	—	—	—	3,581	—	—	$275,021

(1)

Represents possible annual incentive cash awards that could have been earned in 2021 at “target” and “maximum” levels of performance. Amounts actually received by the NEOs under the annual incentive plans for 2021 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 49. For further information about the annual incentive plans, please see the related discussion beginning on page 39.

(2)

Represents possible performance share awards granted in 2021 that could be earned at “threshold”, “target”, and “maximum” levels of performance over a three-year performance period. Each performance share award is based on two equally-weighted performance measures during the three-year performance period beginning January 1, 2021 and ending December 31, 2024, as discussed on pages 41 to 42.

(3)	Represents the number of RSUs granted in 2021 to the NEOs. The RSUs granted in February 2021 will vest in 1/3 increments on February 11, 2022; February 11, 2023; and February 11, 2024.
(4)

Represents the number of SARs granted in 2021 to the NEOs. These SARs will time vest and become exercisable ratably in three equal increments on February 11, 2022; February 11, 2023; and February 11, 2024.

(5)	Represents the exercise price for the SARs, which was the closing price of our Company stock on February 11, 2021, in accordance with Committee action on the grant date indicated.
(6)

Represents the full grant date fair value of SARs, RSUs and performance shares under ASC Topic 718 granted to the NEOs. With respect to awards subject to performance-based vesting conditions, grant date fair value is based on an estimate of the probable outcome at the time of grant which reflects achievement at “target” performance. For additional information on the valuation assumptions, refer to Note 15 of the Company’s notes to consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2021.

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Outstanding Equity Awards at Year-End

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Equity Awards Exercisable	Number of Securities Underlying Unexercised Equity Awards Un-exercisable	Exercise Price	Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Engel	2/17/2015	96,865	—	$69.54	2/17/2025	—	—	—	—

	2/16/2017	111,382	—	$71.65	2/16/2027	—	—	—	—

	2/13/2018	125,001		$62.80	2/13/2028	—	—	—	—

	2/13/2019	48,361	24,180	$54.64	2/13/2029	21,733	$2,859,845	43,466	$5,719,691

	2/13/2020	30,965	61,928	$48.32	2/13/2030	26,645	$3,506,216	53,291	$7,012,563

	7/2/2020	—	—	—	—	87,011	$11,449,778	—	—

	2/11/2021	—	45,386	$76.80	2/11/2031	19,531	$2,570,084	39,063	$5,140,300

Total:		412,574	131,494			154,920	$20,385,923	135,820	$17,872,554

Schulz	1/31/2017	5,000	—	$70.70	1/31/2027		—	—	—

	2/16/2017	28,449	—	$71.65	2/16/2027	—	—	—	—

	2/21/2017	2,979	—	$72.90	2/21/2027	—	—	—	—

	8/11/2017	4,000	—	$51.10	8/11/2027	—	—	—	—

	2/13/2018	38,045	—	$62.80	2/13/2028	—	—	—	—

	2/13/2019	14,763	7,381	$54.64	2/13/2029	6,634	$872,968	13,269	$1,746,068

	2/13/2020	9,169	18,338	$48.32	2/13/2030	7,890	$1,038,245	15,780	$2,076,490

	7/2/2020	—	—	—	—	43,505	$5,724,823	—	—

	2/11/2021	—	12,859	$76.80	2/11/2031	5,534	$728,219	11,068	$1,456,438

Total:		102,405	38,578			63,563	$8,364,255	40,117	$5,278,996

Squires	6/08/2016	800	—	$61.59	6/08/2026	—	—	—	—

	9/13/2016	875	—	$57.34	9/13/2026	—	—	—	—

	2/16/2017	12,107	—	$71.65	2/16/2027	—	—	—	—

	2/13/2018	16,305	—	$62.80	2/13/2028	—	—	—	—

	2/13/2019	6,872	3,436	$54.64	2/13/2029	3,088	$406,350	6,177	$812,831

	10/1/2019	—	—	—	—	7,154	$941,395	—	—

	2/13/2020	7,215	14,430	$48.32	2/13/2030	6,209	$817,042	12,417	$1,633,953

	7/2/2020	—	—	—	—	32,630	$4,293,782	—	—

	2/11/2021	—	9,077	$76.80	2/11/2031	3,906	$513,991	7,813	$1,028,113

Total:		44,174	26,943			52,987	$6,972,560	26,407	$3,474,897

Dosch	6/22/2020	—	—	—	—	31,329	$4,122,583	—	—

	7/02/2020	—	—	—	—	30,454	$4,007,442	—	—

	2/11/2021	—	10,590	$76.80	2/11/2031	4,557	$599,656	9,115	$1,199,443

Total:		—	10,590			66,340	$8,729,681	9,115	$1,199,443

Geary	6/22/2020	—	—	—		13,054	$1,717,776	—	—

	7/02/2020	—	—	—		21,753	$2,862,477	—	—

	2/11/2021	—	8,321	$76.80	2/11/2031	3,581	$471,224	7,161	$942,316

Total:		—	8,321			38,388	$5,051,477	7,161	$942,316

(1)

The amounts included in the table above for 2019 performance shares reflect final results as certified by the Compensation Committee and described on page 42, which is an above target result for the net income-based component and no payout for the RONA-based component.

(2)	The amounts included in the table above for 2020 and 2021 performance shares reflect target performance, and the final amounts will be interpolated based on actual final results.

Wesco 2022 Proxy Statement	Compensation Tables	54

Equity Awards Vesting Schedule

Grant Date	Vesting Schedule
2/13/2019

SARs: Time-based vesting in 1/3 increments on February 13, 2020; February 13, 2021; and February 13, 2022.

RSUs: Cliff vest on February 13, 2022.

Performance shares: based on two equally-weighted performance measures during the three-year performance period ending December 31, 2021, as discussed on page 42. The award vests in the form of a number of shares of the Company’s common stock.

10/01/2019	RSUs: Cliff vest on October 1, 2022.
2/13/2020

SARs: Time-based vesting in 1/3 increments on February 13, 2021; February 13, 2022; and February 13, 2023.

RSUs: Cliff vest on February 13, 2023.

Performance shares: based on two equally-weighted performance measures during the three-year performance period ending December 31, 2022, as discussed on page 42. The award vests in the form of a number of shares of the Company’s common stock.

6/22/2020	Under the terms of the Anixter merger agreement, the RSUs granted to Messrs. Dosch and Geary on March 1, 2020 converted to phantom shares at a rate of 2.5457 when the merger occurred on June 22, 2020. WCC stock price used was $38.47. The Average Parent Stock Price, the average of the volume weighted averages of the trading prices of Wesco common stock on the NYSE on each of the 10 consecutive trading days ending on (and including) the trading day that is 3 trading days prior to the closing date, is $38.47. Time-based vesting in 1/3 increments on March 1, 2021; March 1, 2022; and March 1, 2023.
7/02/2020	RSUs: Time-based vesting at 30% on July 2, 2021; 30% on July 2, 2022; and 40% on July 2, 2023.
2/11/2021

SARs: Time-based vesting in 1/3 increments on February 11, 2022; February 11, 2023; and February 11, 2024.

RSUs: Time-based vesting in 1/3 increments on February 11, 2022; February 11, 2023; and February 11, 2024.

Performance shares: based on two equally-weighted performance measures during the three-year performance period ending December 31, 2023, as discussed on page 42. The award vests in the form of a number of shares of the Company’s common stock.

Under the generally applicable terms of the Company’s 1999 Long-Term Incentive Plan, amended and approved by our Board and stockholders and restated effective May 31, 2017, SARs and RSUs would vest upon a change in control, as defined in the Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors. Under the general terms of the Company’s Performance share awards, performance shares would vest at target upon a change in control. The Company included these provisions in the Long-Term Incentive Plan, which was approved by stockholders in 2017, to align management’s interests with stockholders’ interest. Starting in 2022, grants to the NEOs will be under the Company’s 2021 Omnibus Incentive Plan, as approved by our Board and stockholders effective May 27, 2021.

Wesco 2022 Proxy Statement	Compensation Tables	55

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
Engel	351,684	$21,708,187	64,355	$6,000,383
Schulz	—	$—	26,882	$2,583,061
Dosch	—	$—	28,716	$2,676,194
Squires	19,556	$1,379,338	17,513	$1,728,656
Geary	—	$—	15,850	$1,518,009

(1)	Reflects SARs that were exercised on May 11, 2021, September 13, 2021 and November 9, 2021.
(2)

Reflects RSUs that vested on February 13, 2021 and July 2, 2021. Also reflects PSUs that were earned on February 11, 2021. For Messrs. Dosch and Geary, also reflects the vesting on March 1, 2021 of phantom shares granted on March 1, 2020. Under the terms of the merger agreement, RSUs granted to Messrs. Dosch and Geary on March 1, 2020 converted to phantom shares at a rate of 2.5457 upon the closing of the merger on June  22, 2020.

Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation of the NEOs in 2021.

Name	Year	Executive Contribution in Last FY(1)	Company Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Engel	2021	$138,810	$60,855	$698,130	—	$5,555,373
Schulz	2021	$83,500	$24,633	$86,002	—	$433,103
Dosch	2021	$32,173	$25,942	$2,762	—	$60,877
Squires	2021	$92,640	$7,617	$17,039	—	$231,721
Geary	2021	$17,054	$16,735	$4,088	—	$37,877

(1)

Reflects participation by the NEOs in the Deferred Compensation Plan, including deferral of portions of both base salary and incentive compensation. The NEOs cannot withdraw any amounts from their deferred compensation balances until termination, retirement, death or disability with the exception that the Committee may approve a hardship withdrawal amount necessary to meet unforeseen needs in the event of an emergency.

(2)

Amounts in this column are Company matching contributions to the Deferred Compensation Plan and include rollover contributions from the 401(k) plan to the Deferred Compensation Plan. Please refer to footnote 4 of the All Other Compensation table for a discussion of the determination of these contributions, which amounts are reported as compensation in the “All Other Compensation” column of the Summary Compensation Table on page 49.

(3)

Reflects investment returns or earnings (losses) calculated by applying the investment return rate at the valuation date to the average balance of the participant’s deferral account and Company contribution account since the last valuation date for each investment vehicle selected by the participant. Investment vehicles available to participants are a subset of those offered in the 401(k) plan and notably do not include Company stock.

(4)	Each of the NEOs are fully vested in the aggregate balance of their respective accounts based upon their respective years of service.

Wesco 2022 Proxy Statement	Compensation Tables	56

Potential Payments Upon Termination: Mr. Engel

Each of the following potential scenarios represents circumstances under which Mr. Engel’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Engel in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2021. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Engel upon separation from the Company is governed by his Amended and Restated Employment Agreement dated September 1, 2009. Payment of severance benefits in the event of a termination without cause is subject to the execution of a release.

“Cause” means (a) a material breach of the employment agreement by Mr. Engel; (b) engaging in a felony or conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or stockholders; (c) failure to timely and adequately perform his duties under the employment agreement; or (d) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the consummation of an acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) the consummation of a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the consummation of a sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Engel’s base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; (b) a relocation of Mr. Engel’s primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) any material reduction in Mr. Engel’s offices, titles, authority, duties or responsibilities.

Executive Benefits and Payments Upon Termination	Termination After Change in Control(1)	Involuntary Not for Cause or For Good Reason Termination(2)	Death(3)	Disability(4)
Compensation:
Base Salary and Incentive	$8,510,000	$4,130,000	$2,610,000	—
Accelerated Options & SARs(5)	$9,504,095	$9,504,095	$9,504,095	$9,504,095
Accelerated RSUs(6)	$20,385,923	$20,385,923	$20,385,923	$20,385,923
Accelerated Performance Shares(7)	$17,872,554	—	$17,872,554	$17,872,554
Benefits and Perquisites:
Medical Benefits	$21,394	$21,394	—	—
280G Tax Gross-Up	$22,731,875	—	—	—
Total:	$79,025,841	$34,041,412	$50,372,572	$47,762,572

(1)	Termination After Change in Control

Mr. Engel’s Change in Control benefits are double-triggered (other than equity awards which vest on a Change in Control), meaning that he will receive these payments only if (i) there is a Change in Control and (ii) Mr. Engel’s employment is terminated within two years following a Change in Control without Cause or by Mr. Engel for Good Reason, in which case Mr. Engel will be entitled to receive:

•	Two times annual base salary.

•	Two times the annual target bonus opportunity.

•	Prorated annual incentive compensation for the portion of the fiscal year employed, if earned.

•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of performance shares at target.

•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

•

Additional gross-up premium sufficient to reimburse the executive for excise taxes, if any, payable as a result of termination payments plus any income taxes on the reimbursement payment itself. Other than the pre-existing employment agreement with Mr. Engel, the Company has no other agreement with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements.

Wesco 2022 Proxy Statement	Compensation Tables	57

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

•	Monthly base salary continuation for 24 months.

•	An amount equal to the executive’s annual target bonus opportunity.

•	Full vesting of outstanding stock options, SARs, and RSUs.

•	Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

(3)	Death

•	Any accrued and earned but unpaid bonus.

•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of performance shares at target

(4)	Disability

•	Full vesting of outstanding stock options, SARs, and RSUs. Vesting of performance shares at target.

(5)

The closing price of Wesco common stock on December 31, 2021 was $131.59. The amount shown is the excess, if any, of the December 31, 2021 closing price over the exercise price multiplied by the number of SARs.

(6)	Represents the closing stock price on December 31, 2021 multiplied by the number of RSUs.

(7)	Represents the closing stock price on December 31, 2021 multiplied by the number of performance shares at target.

Potential Payments Upon Termination: Mr. Schulz; Mr. Dosch; Mr. Squires; and Mr. Geary

Each of the following potential scenarios represents circumstances under which the NEO’s employment with the Company could potentially terminate. A description of the compensation benefits due to the NEO in each scenario is described below. In each case, the date of the termination is assumed to be December 31, 2021. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to each NEO upon separation from the Company is governed by the terms of his Letter Agreement, effective June 22, 2020, as described on page 46, the terms of the CIC Plan, as described on page 46 - 47, and applicable equity award agreements.

Each Letter Agreement includes a severance provision entitling the NEO to receive the following severance benefits upon the termination of the NEO’s employment by the Company without Cause or by the NEO for good reason, subject to the execution and non-revocation of a general release of claims against the Company: (i) cash severance equal to 12 months of base salary; (ii) a prorated target bonus for the year of termination; and (iii) continued medical, dental and vision benefits for one year following termination of employment. Under Mr. Dosch’s Letter Agreement with the Company, in the event of termination of his employment by the Company without Cause, subject to the execution and delivery of a release of claims, any unvested portion of the cash retention award described on page 46 will vest. Under each Letter Agreement, the NEO is subject to noncompetition and employee and customer non-solicitation restrictions applicable during employment and for one year thereafter and perpetual confidentiality and non-disparagement covenants.

Under the CIC Plan, if a participant’s employment is terminated by Company other than for cause or by the participant for good reason, in each case on or within two years following a change in control of the Company, the Company will pay or provide to the participant a cash severance payment equal to the sum of: (i) a prorated target bonus for the year of termination; (ii) an amount equal to a multiple (2x for each of Messrs. Schulz, Dosch, Squires and Geary) of the participant’s base salary plus the participant’s target bonus; (iii) an amount equal to a multiple (2x for each of Messrs. Schulz, Dosch, Squires and Geary) of the employer portion of the annual cost of continued coverage under the Company’s healthcare benefit plans (including medical, prescription, dental and vision coverage); and (iv) an amount that may be used for outplacement services ($25,000 for each of Messrs. Schulz, Dosch, Squires and Geary). The CIC Plan requires that each participant execute and not revoke a general release of claims against the Company and agree to comply with one-year post-termination noncompetition and employee and customer non-solicitation covenants and perpetual confidentiality and non-disparagement covenants.

Wesco 2022 Proxy Statement	Compensation Tables	58

Under the Letter Agreements, Cause means: (i) the willful and continued failure to substantially perform the NEO’s employment duties; (ii) the Company’s determination, in good faith, that the NEO has engaged in willful misconduct or gross negligence relating to the business of the Company; (iii) a plea of guilty or nolo contendere by the NEO to, or the NEO’s conviction of, a felony under federal or state law; or (iv) material breach of any written policy of the Company, including without limitation the Company’s Code of Conduct. Under the CIC Plan, Cause means: (i) the willful and continued failure to substantially perform the participant’s employment duties; or (b) the willful engaging by the participant in illegal conduct which is materially and demonstrably injurious to the Company.

Good reason means, without written consent: (i) a reduction in the NEO’s annual base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of substantially the entire senior management team; (ii) a relocation of the NEO’s primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania (or with respect to Mr. Dosch or Mr. Geary, the facility in which each is based); or (iii) any material reduction in the NEO’s authority, duties or responsibilities.

Change in control means: (a) an acquisition by any individual, entity or group of beneficial ownership of 30% or more of either the outstanding shares of common stock of the Company or the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (with certain exceptions); (b) a change in the composition of the Board such that individuals who constitute the incumbent board cease to constitute at least a majority of the Board; (c) the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (with certain exceptions); and (d) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Executive Benefits and Payments Upon Termination – Mr. Schulz	Qualifying Termination After Change in Control	Involuntary Not for Cause or Good Reason Termination
Compensation:
Base Salary and Bonus	$3,435,000	$1,374,000
Accelerated SARs(1)	$2,799,518	—
Restricted Stock Units(2)	$8,364,255	—
Performance Shares(3)	$5,278,996	—
Benefits and Perquisites:
Healthcare Benefits	$28,730	$14,365
Outplacement	$25,000	—
Total:	$19,931,499	$1,388,365

Executive Benefits and Payments Upon Termination – Mr. Dosch	Qualifying Termination After Change in Control	Involuntary Not for Cause or Good Reason Termination
Compensation:
Base Salary and Bonus	$3,250,000	$1,300,000
Accelerated SARs(1)	$580,226	—
Restricted Stock Units(2)	$4,607,097	—
Performance Shares(3)	$1,199,443	—
Cash Incentive Awards(4)	$1,330,000	$1,330,000
Benefits and Perquisites:
Healthcare Benefits	$20,084	$10,042
Outplacement	$25,000	—
Total:	$11,011,850	$2,640,042

Wesco 2022 Proxy Statement	Compensation Tables	59

Executive Benefits and Payments Upon Termination – Mr. Squires	Qualifying Termination After Change in Control	Involuntary Not for Cause or Good Reason Termination
Compensation:
Base Salary and Bonus	$2,946,900	$1,191,300
Accelerated SARs(1)	$1,963,315	—
Restricted Stock Units(2)	$6,972,559	—
Performance Shares(3)	$3,474,897	—
Benefits and Perquisites:
Healthcare Benefits	$28,730	$14,365
Outplacement	$25,000	—
Total:	$15,411,401	$1,205,665

Executive Benefits and Payments Upon Termination – Mr. Geary	Qualifying Termination After Change in Control	Involuntary Not for Cause or Good Reason Termination
Compensation:
Base Salary and Bonus	$2,702,500	$1,092,550
Accelerated SARs(1)	$455,908	—
Restricted Stock Units(2)	$3,333,701	—
Performance Shares(3)	$942,316	—
Benefits and Perquisites:
Healthcare Benefits	$27,436	$13,718
Outplacement	$25,000	—
Total:	$7,486,861	$1,106,268

(1)

The closing price of Wesco common stock on December 31, 2021 was $131.59. The amount shown is the excess, if any, of the December 31, 2021 closing price over the exercise price multiplied by the number of SARs.

(2)	Represents the closing stock price on December 31, 2021 multiplied by the number of RSUs.
(3)	Represents the closing stock price on December 31, 2021 multiplied by the number of performance shares at target.
(4)

Represents the unvested portion of the cash incentive award which would vest in full in the event of termination of Mr. Dosch’s employment by the Company without Cause, provided he signs a release of claims.

Wesco 2022 Proxy Statement	Chief Executive Officer Pay Ratio	60

Chief Executive Officer Pay Ratio

As required by SEC rules, we are providing the following information about the ratio of annual total compensation of all of our employees, other than our CEO, to the annual total compensation of our CEO. For 2021, our last completed fiscal year, there was no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure for the fiscal year. Therefore, we are using the same median employee in our pay ratio calculation.

For 2021: (1) the annual total compensation of our median employee was $62,893; and (2) the annual total compensation of our CEO was $9,859,087. Based on this information, for 2021 the ratio of the annual total compensation for our CEO to the annual total compensation of our median employee was approximately 157 to 1. We believe that the pay ratio is a reasonable estimate calculated consistent with Regulation S-K Item 402(u).

As we disclosed last year, the methodology and the material assumptions, adjustments, and estimates that we used for this calculation were as follows: We determined that, as of December 31, 2020, our employee population consisted of approximately 17,939 employees at our parent company and consolidated subsidiaries, of which 12,069 were U.S. employees and 5,870 were non-U.S. employees. Our employee population, after taking into consideration the adjustments permitted by SEC rules, consisted of approximately 17,093 individuals, of which 12,069 were U.S. employees and 5,024 were non-U.S. employees. For these purposes, we excluded approximately 846 employees from the following jurisdictions: China (71), Brazil (69), Poland (59), New Zealand (58), Belgium (56), Argentina (44), United Arab Emirates (44), Ireland (42), Panama (34), India (33), Spain (30), Costa Rica (27), Saudi Arabia (25), Germany (21), Italy (21), Jamaica (17), Ecuador (16), France (16), Netherlands (16), Hong Kong (15), Sweden (15), Turkey (11), Switzerland (10), Japan (10), Malaysia (9), Trinidad and Tobago (9), Philippines (8), Barbados (7), Russian Federation (7), Morocco (6), Portugal (6), Austria (5), Egypt (5), Czech Republic (4), Guatemala (4), Indonesia (4), Taiwan (4), Uruguay (4), Norway (4) and Denmark (1).

SEC rules allow companies to use a variety of assumptions, adjustments, methodologies, and estimates. Therefore, the ratio figure reported above may not be capable of comparison to the ratio figures reported by companies in our peer group or by any other company. With respect to identifying the “median employee,” we used a consistently applied compensation measure, which is the sum of an employee’s estimated annual salary/wages, commissions and bonus. For employees outside the U.S., we converted local currency amounts to U.S. dollars.

For 2021, we combined all of the elements of our median employee’s compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $62,893. The difference between such employee’s wages and the employee’s annual total compensation represents the value of the employee’s retirement benefits.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table included in this Proxy Statement.

Wesco 2022 Proxy Statement	Item 3 — Ratify the Appointment of Independent Registered Public Accounting Firm	61

Item 3 — Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2022.

We are submitting the appointment of the independent registered public accounting firm to you for ratification at the Annual Meeting. Although ratification of this appointment is not legally required, our Board believes it is appropriate for you to ratify this selection. In the event that you do not ratify the selection of PwC as our Company’s independent registered public accounting firm, our Audit Committee may reconsider its selection.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022.

Wesco 2022 Proxy Statement	Independent Registered Public Accounting Firm	62

Independent Registered Public Accounting Firm

Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PwC as our independent registered public accounting firm to audit our 2022 consolidated financial statements.

PwC has served as our independent registered public accounting firm since 1994. Representatives of PwC are scheduled to be present at the Annual Meeting and have an opportunity to make a statement and be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

Aggregate fees for all professional services rendered to us by PwC for the years ended December 31, 2021 and 2020 were as follows:

(In millions)	2021	2020
Audit fees	$5.3	$5.3
Audit-related fees	—	—
Tax fees
Compliance	$0.4	$0.3
Planning and consulting	—	—
Other fees	—	—

	$5.7	$5.6

The audit fees for the years ended December 31, 2021 and 2020 were for professional services rendered for the integrated audits of our consolidated financial statements and of our internal control over financial reporting, reviews of quarterly consolidated financial statements and statutory audits.

Tax compliance fees for the years ended December 31, 2021 and 2020 were for services related to the preparation and review of tax returns.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has the sole authority to pre-approve and has policies and procedures that require the pre-approval by them of all fees paid for services performed by our independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services for the year, including the nature, type and scope of services and the related fees. Audit Committee pre-approval is also obtained for any other engagements that arise during the course of the year. During 2021 and 2020, all of the audit and non-audit services provided by PwC were pre-approved by the Audit Committee.

Report of the Audit Committee

It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal accounting and financial controls. The Audit Committee is responsible for assisting the Board in its oversight of the quality and integrity of the Company’s financial statements and the independent audit thereof, its oversight of the Company’s accounting and financial reporting principles, policies and internal controls, and the performance of the internal audit function, evaluating the independence, qualifications and performance of the Company’s independent registered public accounting firm, and evaluating the performance of the Company’s internal auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2021 with management and the independent registered public accounting firm. Management represented to the Audit Committee that the financial statements of the Company were prepared in accordance with generally accepted accounting

Wesco 2022 Proxy Statement	Independent Registered Public Accounting Firm	63

principles. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 1301, “Communication with Audit Committees,” as adopted by the PCAOB. The Audit Committee also discussed with management their assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021, and the independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.

In addition, the Audit Committee has discussed with its independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management, including the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, which have been received by the Audit Committee. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, including their audit of the Company’s internal controls and the overall quality of the Company’s financial reporting. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board and our Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission. The Audit Committee and our Board also appointed PwC as the Company’s independent registered public accounting firm for 2022.

Respectfully Submitted:

THE AUDIT COMMITTEE

Steven A. Raymund, Chairman

Anne M. Cooney

Easwaran Sundaram

Laura K. Thompson

Ingenuity delivered.	Wesco.com WESCO International, Inc. 225 West Station Square Drive, Suite 700 Pittsburgh, PA 15219 412.454.2200 220104W001 © 2022 Wesco International

WESCO INTERNATIONAL, INC. 225 WEST STATION SQ. DR. SUITE 700 PITTSBURGH, PA 15219 ATTN: DIANE E. LAZZARIS

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 25, 2022 for shares held directly and by 11:59 P.M. Eastern Time on May 23, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/WCC2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 25, 2022 for shares held directly and by 11:59 P.M. Eastern Time on May 23, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D78755-P65773	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

WESCO INTERNATIONAL, INC. The Board of Directors recommends you vote FOR the following:					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Elect nine Directors for a one-year term expiring in 2023.				☐	☐	☐

	Nominees:

	01)	John J. Engel	06)	Steven A. Raymund
	02)	Anne M. Cooney	07)	James L. Singleton
	03)	Matthew J. Espe	08)	Easwaran Sundaram
	04)	Bobby J. Griffin	09)	Laura K. Thompson
	05)	John K. Morgan

The Board of Directors recommends you vote FOR proposals 2 and 3.										For	Against	Abstain

2.	Approve, on an advisory basis, the compensation of the Company’s named executive officers.									☐	☐	☐

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022.									☐	☐	☐

NOTE: Transact any other business properly brought before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D78756-P65773

WESCO INTERNATIONAL, INC.

This proxy is solicited by the Board of Directors

Annual Meeting of Stockholders

May 26, 2022 at 2:00 PM, EDT

The undersigned hereby appoints David S. Schulz, Diane E. Lazzaris, and Arun G. Krishnan, and each of them, as Proxies with full power of substitution, to represent the undersigned and to vote all the shares of Common Stock of WESCO International, Inc., which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of Stockholders to be held via live audio webcast at www.virtualshareholdermeeting.com/WCC2022 on May 26, 2022, at 2:00 PM, EDT, or any adjournment or postponement thereof, upon all matters properly coming before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made on any particular matter, this proxy will be voted in accordance with the Board of Directors’ recommendations on any such matter.

Continued and to be signed on reverse side